UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __ )
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
TEKELEC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TEKELEC
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 13, 2011
          The Annual Meeting of the Shareholders of Tekelec, a California corporation, will be held Friday, May 13, 2011, at 9:00 a.m., local time, at our offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560 (the “Annual Meeting”). The purposes of the Annual Meeting are:
          1.           To elect eight directors to serve for a one-year term. The names of the nominees intended to be presented for election are: Ronald W. Buckly, Anthony Colaluca, Jr., Thomas J. Coleman, Jean-Yves Courtois, Hubert de Pesquidoux, Carol G. Mills, Krish A. Prabhu and Michael P. Ressner;
          2.           To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011;
          3.           To hold an advisory vote on executive compensation;
          4.           To hold an advisory vote on the frequency of future advisory votes on executive compensation; and
          5.           To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.
          The record date for our Annual Meeting is March 21, 2011. Only record holders of our Common Stock at the close of business on March 21, 2011 are entitled to receive notice of and to vote at the Annual Meeting.
          We cordially invite all shareholders to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, your vote is important to us and to our business, and we therefore encourage you to sign and return your proxy card in the enclosed postage-prepaid envelope, or vote by telephone or over the Internet following the instructions on your proxy card, so that your shares will be represented and voted at the Annual Meeting. Any shareholder of record attending the Annual Meeting may vote in person even if such shareholder has returned a proxy.
By Order of the Board of Directors
Stuart H. Kupinsky
Corporate Secretary
Morrisville, North Carolina
April 6, 2011
PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY TO US IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT TO US.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Friday, May 13, 2011, at 9:00 a.m. at 5200 Paramount Parkway, Morrisville, North Carolina 27560. Tekelec’s Proxy Statement and 2010 Annual Report to Shareholders are available at:
https://materials.proxyvote.com/TEKELEC

TEKELEC
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
General
          Our Board of Directors (“Board”) is furnishing you with this Proxy Statement to solicit proxies for use at our Annual Meeting of Shareholders to be held on Friday, May 13, 2011, at 9:00 a.m., local time (the “Annual Meeting”), for the purposes described in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The proxies may also be voted at any adjournment or postponement of our Annual Meeting. The Annual Meeting will be held at our offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560. For directions to the Annual Meeting, please contact Investor Relations, 5200 Paramount Parkway, Morrisville, North Carolina 27560, (919) 380-6148.
          These proxy solicitation materials are first being mailed on or about April 11, 2011 to all shareholders entitled to vote at the Annual Meeting.
          Only shareholders of record at the close of business on March 21, 2011, the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 68,976,047 shares of our Common Stock were issued and outstanding.
          Any proxy that you give in response to this proxy solicitation may be revoked by you at any time before its use in one of two ways, either by:
•	delivering to our Corporate Secretary a written notice of revocation or another proxy bearing a later date, or

•	attending our Annual Meeting and voting in person.
Voting and Solicitation
     Quorum
          A quorum must be present for our shareholders to be able to transact business at the Annual Meeting. A quorum is present when the holders of a majority of the shares entitled to vote at the Annual Meeting are present at the Annual Meeting in person or by proxy. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
     Methods of Voting
          You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting.
          Voting by Mail. By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.
          Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.
          Voting over the Internet. To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.
          Voting in Person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.
     Voting of Proxies
          Specific Voting Instructions. All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
          No Specific Voting Instructions.
          Shareholders of Record. If you do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. With respect to the election of directors, if you sign your proxy card or voting instruction card with no further instructions, the proxy holders may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that the proxy holders will not cast your votes for a nominee if you have instructed that votes be “WITHHELD” for that nominee.
          Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
     Routine v. Non-routine Proposals
          Routine Proposals. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 (Proposal No. 2) is considered a “routine proposal” under applicable rules. A broker or other nominee may generally vote on routine matters without specific instructions, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

          Non-routine Proposals. The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 3) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4) are matters considered non-routine under applicable rules. A broker or other nominee may not vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, No. 3 and No. 4.
     Treatment of Broker Non-votes and Abstentions
          Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal, and therefore broker non-votes and abstentions have no effect on the proposal relating to the election of directors (Proposal No. 1), as this vote requires a plurality, rather than a majority, to receive approval.
          In the case of the proposal relating to the ratification of our independent registered public accounting firm (Proposal No. 2), the proposal relating to the advisory vote on executive compensation (Proposal No. 3) and the proposal relating to the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4), abstentions and broker non-votes have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. Approval of these proposals also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, however, and therefore abstentions (with respect to these three proposals) and broker non-votes (with respect to Proposals No. 3 and No. 4) could prevent the approval of these proposals because they do not count as affirmative votes.
          For example, if 60% of our outstanding shares are represented in person or by proxy at the meeting, and the vote on a proposal is 26% of our outstanding shares in favor, 19% against and 15% abstaining or are broker non-votes, then the proposal will be adopted because 26% represents a majority of the required quorum of greater than 50% of our outstanding shares. However, if 21% vote in favor, 19% vote against and 20% abstain or are broker non-votes, then the proposal will be defeated because 21% does not represent a majority of the required quorum, even though the affirmative votes outnumber the negative votes. Accordingly, we strongly encourage you to vote either in person or provide instructions by proxy of how you would like your shares voted and, if you are a beneficial owner holding in street name, to provide voting instructions to the organization that holds your shares.
     Voting Requirements for Each Proposal
          Election of Directors (Proposal No. 1). For the election of directors (Proposal No. 1), you may vote “FOR” all or some of the director nominees, or your vote may be “WITHHELD” for one or more of the director nominees. You may also cumulate your votes in the election of directors if you or any other shareholder notifies us at the Annual Meeting prior to voting of an intention to cumulate votes.
          Cumulative voting allows you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of our Common Stock, and there are eight directors to be elected at our Annual Meeting, you may allocate 800 “FOR” votes (eight times 100) among as few or as many of the eight nominees to be voted on at the Annual Meeting as you choose.
          The eight nominees receiving the highest number of “FOR” votes will be elected.
          Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm (Proposal No. 2) and the Advisory (Nonbinding) Vote on Executive Compensation (Proposal No. 3).

You may vote “FOR,” “AGAINST” or “ABSTAIN” for the ratification of the appointment of our independent registered public accounting firm (Proposal No. 2) and the advisory vote on executive compensation (Proposal No. 3). The approval of Proposals No. 2 and No. 3 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.
          Voting on the Advisory (Nonbinding) Vote on the Frequency of Future Advisory Votes on Executive Compensation (Proposal No. 4). In the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4), you may vote to hold the advisory vote on executive compensation every one, two or three years, or you may abstain from voting on the matter. To receive the formal approval of the shareholders, one of the frequency options (one, two or three years) must receive the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum. With respect to Proposal No. 4, if none of the frequency options (one, two or three years) receive formal approval, because this proposal is nonbinding, we will consider the frequency that receives the highest number of votes by shareholders to be the frequency that has been selected by shareholders.
     Voting Confidentiality
          Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.
     Solicitation
          Tekelec will bear the cost of this solicitation. We have retained the services of Broadridge Investor Communication Solutions, Inc. and Georgeson Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated total cost of such services is $20,000 plus out-of-pocket expenses. In addition, we have retained the services of MacKenzie Partners, Inc. to assist in the solicitation of proxies and to provide related advice and informational support. The estimated total cost of such services is $15,000. We may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners, although there are no formal agreements in place. Proxies may be solicited by our directors, officers and regular employees, without additional compensation.
Deadline for Receipt of Shareholder Proposals
          We must receive any proposed resolutions that our shareholders intend to present at our annual meeting of shareholders to be held in 2012 (the “2012 Annual Meeting”) and include in our proxy materials no later than December 10, 2011; provided, however, that if the date of the 2012 Annual Meeting is more than 30 days before or after the anniversary date of the Annual Meeting, then we must receive written notice of such matters within a reasonable time before we begin to print and mail our proxy materials. It is recommended that shareholders submitting proposals direct them to our Corporate Secretary via certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for May 13, 2011.
          In addition, our Bylaws require that we be given advance notice of shareholder nominations for election to our Board and of other matters that shareholders wish to present for action at an annual meeting of shareholders. The required notice must be in writing, include the information set forth in our Bylaws and be received by our Corporate Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary date of the preceding year’s annual meeting, then we must receive written notice of such matters no earlier than the 120th day prior to that annual meeting and not later than (i) the 90th day prior to that annual meeting or (ii) the tenth day following the day on which the date of the meeting is first publicly announced by us. The date of the 2012 Annual Meeting has not yet been established, but assuming it is held in May 2012, in order to comply with the time periods set forth in our Bylaws, appropriate notice for the 2012 Annual Meeting would need to be provided to our Corporate Secretary no earlier than January 14, 2012 and no later than February 13, 2012.

PROPOSAL 1 - ELECTION OF DIRECTORS
          Our Bylaws provide that the authorized number of directors on our Board of Directors can range from five to nine (unless changed by our shareholders by an amendment to our Bylaws) and that the fixed number within that range is nine (unless changed by either our Board or our shareholders by an amendment to our Bylaws). Based on the recommendation of the Nominating and Corporate Governance Committee, our Board reduced the number of authorized directors to eight, effective as of the date of the Annual Meeting, in order to reflect Franco Plastina’s resignation from our Board on January 4, 2011, the appointment of Anthony Colaluca, Jr. and Thomas J. Coleman to our Board on February 16, 2011 and the decisions by Mark A. Floyd and David R. Laube to not stand for re-election at the Annual Meeting. A board of eight directors will therefore be elected at the Annual Meeting.
          To fill the vacancy that would otherwise be created by the changes to the Board’s composition discussed above, the Board has nominated Jean-Yves Courtois for election as a director at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for our eight nominees, all of whom are named below and, except for Messrs. Colaluca, Coleman and Courtois, were previously elected by our shareholders at our 2010 annual meeting of shareholders (the “2010 Annual Meeting”).
          In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting to assure the election of as many of the nominees listed in this Proxy Statement as possible, and, in this event, the specific nominees to be voted for will be determined by the proxy holders. Except as discussed below with respect to Mr. Prabhu, we do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting and such time as his or her successor is duly elected and qualified, or until his or her earlier resignation, removal or death.
Directors and Nominees
          The names of the eight nominees, and certain information about them as of April 6, 2011, are set forth below:

Name	Age	Position(s) with Tekelec	Director Since

Ronald W. Buckly	59	Director	2007
Anthony Colaluca, Jr.	44	Director	2011
Thomas J. Coleman	44	Director	2011
Jean-Yves Courtois	43	Nominee for Director	—
Hubert de Pesquidoux	45	Director	2009
Carol G. Mills	57	Director	2007
Krish A. Prabhu, Ph.D.	56	Director and interim President and Chief Executive Officer	2008
Michael P. Ressner	62	Director	2006
          Mr. Buckly has been one of our directors since November 2007 and currently serves as a member of our Compensation and Corporate Development Committees. Since April 2007, Mr. Buckly has served as Senior Vice President, Corporate Affairs and General Counsel of Ixia, a provider of IP performance test systems. Mr. Buckly served as our Senior Vice President, Corporate Affairs and General Counsel from January 2004 until his resignation from that office in December 2006 due to our relocation from

California to North Carolina. Mr. Buckly served as our Vice President and General Counsel from April 1998 until January 2004 and as our Corporate Secretary from 1987 until May 2007. Our Board has determined that Mr. Buckly’s extensive experience with us, both as a senior executive and as a director, his experience in the private practice of law advising companies on complex corporate matters and his current role with Ixia qualify Mr. Buckly to serve as one of our directors and as a member of our Corporate Development Committee and Compensation Committee and add value to our company.
          Mr. Colaluca has been one of our directors since February 2011 and currently serves on our Audit Committee. Mr. Colaluca served as Executive Vice President and Chief Financial Officer of Intergraph Corporation, a provider of engineering and geospatial software, from October 2005 until its October 2010 acquisition by Hexagon AB. From November 2003 until October 2005, Mr. Colaluca served as Senior Vice President and Chief Financial Officer of Harland Financial Solutions, Inc., a software and service provider to financial institutions. Prior to working with Harland Financial Solutions, Mr. Colaluca served in a series of finance positions with various companies in the software industry. Mr. Colaluca is a certified public accountant and began his career with KPMG LLP. Our Board has determined that Mr. Colaluca’s financial expertise, including his experience as a Chief Financial Officer and a certified public accountant, qualify Mr. Colaluca to serve as one of our directors and as a member of our Audit Committee and add value to our company.
          Mr. Coleman has been one of our directors since February 2011 and currently serves on our Compensation and Nominating and Corporate Governance Committees. Mr. Coleman has served as co-Founder and co-President of Kensico Capital Management Corporation (“Kensico”), an investment management services company, since January 2000. Mr. Coleman is also the co-principal of Kensico’s affiliates. Prior to working with Kensico and its affiliates, Mr. Coleman was employed by Halo Capital Partners, the investment adviser to Tyndall Partners, L.P., as an analyst and then a partner. Prior to his employment at Halo Capital, Mr. Coleman founded and served as Chief Executive Officer and a director of PTI Holding Inc., a manufacturer of bicycle helmets, bicycle accessories, athletic footwear and personal products, from 1990 until 1995. Our Board has determined that Mr. Coleman’s investment knowledge and his experience founding and running different businesses qualify Mr. Coleman to serve as one of our directors and as a member of our Compensation Committee and Nominating and Corporate Governance Committee and add value to our company.
          Mr. Courtois was designated by the Board in February 2011 as a nominee for election as a director at the Annual Meeting. Mr. Courtois has served as Chairman and Chief Executive Officer of Orolia SA since October 2006. From May 2003 until December 2007, Mr. Courtois served as Chairman and Chief Executive Officer of Temex SA. In 2007, Temex SAS, a subsidiary of Temex SA, made a voluntary filing for reorganization under the bankruptcy laws of France. Temex SAS emerged from bankruptcy proceedings ten months later. Prior to working with Temex, Mr. Courtois served as Chief Executive Officer of Thales Microsonics from July 2001 until the sale of the unit to Temex in May 2003. Prior to serving as Chief Executive Officer, Mr. Courtois served as business unit manager for Thales Microsonics, head of strategy and business development at Thales’ Components division and head of Thomson CSF’s (later Thales’) Laser Optronics department. Prior to working in the private sector, Mr. Courtois was chief scientific counsellor at the French department of defense following academic work in quantum physics. Our Board has determined that Mr. Courtois’ experience as a Chief Executive Officer and his scientific background qualify Mr. Courtois to serve as one of our directors and add value to our company.
          Mr. de Pesquidoux has been one of our directors since May 2009 and currently serves on our Audit and Corporate Development Committees. Since November 2009, Mr. de Pesquidoux has served as Chief Executive Officer of HDP Consulting, a consulting company. From 1991 until December 2009, Mr. de Pesquidoux held various positions at the telecommunications company Alcatel-Lucent SA (and its predecessor, Alcatel SA and its affiliates), where he most recently served as Chief Financial Officer from November 2007 until December 2009 and as President of the Enterprise business from November 2006 until December 2009. Mr. de Pesquidoux’s recent positions also include President of Alcatel North America from June 2003 until November 2006. Mr. de Pesquidoux currently serves as a director of Sequans Communications S.A., a 4G chipmaker, where he serves as chairman of the audit committee. Our Board has determined that Mr. de Pesquidoux’s significant executive, operational and financial experience, particularly with Alcatel-Lucent, and his degrees in law and business qualify Mr. de Pesquidoux to serve as one of our directors and as a member of our Audit and Corporate Development Committees and add value to our company.
          Ms. Mills has been one of our directors since June 2007 and currently serves as the chairperson of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee. Since February 2006, Ms. Mills has been an independent consultant. She served as Executive Vice President, Router Business Unit, of Juniper Networks, Inc., a provider of networking and security solutions, from October 2004 until March 2006. Prior to Juniper, Ms. Mills was Chief Executive Officer of Acta Technology, Inc., an enterprise software company that was acquired by Business Objects S.A. in 2002. Prior to that, she spent over 15 years at Hewlett-Packard Company in various executive roles, the last of which was serving as Vice President and General Manager of its $5 billion Enterprise Server Business Unit. Ms. Mills also serves as a director of Adobe Systems Incorporated, a computer software company, where she is the chairperson of the executive compensation committee and a member of the nominating and governance committee, and as a director of Blue Coat Systems, Inc., a network security and management company, where she is the chairperson of the compensation committee and a member of the stock option committee. Our Board has determined that Ms. Mills’ career in the technology industry, her M.B.A. from Harvard Business School and her experience serving on other public company boards of directors qualify her to serve as a member of our Board of Directors, as the chairperson of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee and add value to our company.
          Mr. Prabhu has been one of our directors since May 2008 and currently serves as the chairperson of our Corporate Development Committee and, since January 4, 2011, as our interim President and Chief Executive Officer. On March 31, 2011, Mr. Prabhu informed our Board that he intends to resign from his current officer and director positions upon the appointment of a new President and Chief Executive Officer. If Mr. Prabhu is re-elected at the Annual Meeting, he will serve as a director until his resignation. Mr. Prabhu served as Chief Executive Officer and President of the telecommunications company Tellabs, Inc. from February 2004 until his retirement in February 2008, and prior to that held multiple senior executive roles, including Chief Operating Officer, at Alcatel. Mr. Prabhu is currently an advisor to various companies in the telecommunications and semiconductor industries. Mr. Prabhu also serves as a director of Altera Corporation, a semiconductor company, where he serves on the compensation committee; and as vice chairman of the supervisory board and as a member of the compensation committee of ADVA AG Optical Networking, an optical networking equipment company. Mr. Prabhu previously served as a director of ADC Telecommunications, Inc. until its merger with Tyco Electronics Minnesota, Inc., a subsidiary of Tyco Electronics Ltd., in December 2010. Our Board has determined that Mr. Prabhu’s significant experience in the telecommunications industry, his educational background and his service on other boards of directors qualify him to serve as a member of our Board of Directors and as the chairperson of our Corporate Development Committee and add value to our company.
          Mr. Ressner has been one of our directors since November 2006 and currently serves as the chairperson of our Audit Committee and as a member of our Corporate Development Committee and Nominating and Corporate Governance Committee. From 1980 until his retirement in 2002, Mr. Ressner held a number of senior management positions in finance and operations at Nortel Networks, where he most recently served as Vice President and General Manager. Since 2002, Mr. Ressner has served as an advisor in the College of Management at North Carolina State University, where, from 2002 until 2004, he was also an adjunct professor of finance and accounting. Mr. Ressner also serves as a director of Exide Technologies, a battery company, where he serves as the chairman of the finance committee and as a member of the audit committee, and Magellan Health Services, Inc., a health care management company, where he serves as the chairman of the audit committee. During the past five years, Mr. Ressner has served as a director of Entrust, Inc., Arsenal Digital Solutions Worldwide, Inc., and Riverstone Networks, Inc. Our Board has determined that Mr. Ressner’s experience in the telecommunications industry and his service on other boards of directors qualify him to serve on our Board of Directors, as the chairperson of our Audit Committee and as a member of our Corporate Development Committee and Nominating and Corporate Governance Committee and add value to our company.
          On February 16, 2011, Mark A. Floyd, age 55, notified our Board of his decision not to stand for re-election at the Annual Meeting. Mr. Floyd, who currently serves as the Chairman of our Board of Directors and as a member of our Audit and Compensation Committees, has been one of our directors since October 2004. Mr. Floyd was appointed as Vice Chairman of the Board in February 2006 and became Chairman of the Board in January 2007. Mr. Floyd was named Chief Executive Officer of SafeNet, Inc., an information security software company, in June 2009. Prior to that, he served as the Chief Executive Officer and President of Entrisphere, Inc., a telecommunications equipment manufacturer, from August 2002 until its sale to Ericsson in February 2007. Mr. Floyd also serves as a director of SafeNet, Inc. and Riverbed Technology, Inc., a telecommunications equipment manufacturer, and previously served as a director of Carrier Access Corp., a telecommunications equipment manufacturer, until its February 2008 acquisition by Turin Networks, Inc. Mr. Floyd has been the President and Chief Executive Officer of the following telecommunications and software companies: SafeNet, Efficient Networks, Inc., Siemens ICN, Inc. (which acquired Efficient Networks) and Entrisphere, Inc. Mr. Floyd also served as Chief Operating Officer and a director of Networth, Inc. and as the Chief Financial Officer and a director of Interphase Corporation. Our Board has previously determined that Mr. Floyd’s service in numerous financial, operational, executive and director roles at a number of telecommunications equipment manufacturers and software companies qualifies him for service as our Chairman of the Board and as a member of our Audit and Compensation Committees and adds value to our company.
          On March 31, 2011, David R. Laube, age 63, notified our Board of his decision not to stand for re-election at the Annual Meeting. Mr. Laube, who currently serves as chairperson of our Nominating and Corporate Governance Committee and as a member of our Audit Committee, has been one of our directors since August 2008. Since 2001, Mr. Laube has been Executive in Residence at the Business School at the University of Colorado Denver. From 1983 until 2000, Mr. Laube served in various senior financial and information technology positions at US West, Inc. (which was acquired by Qwest Communications International Inc.), where he most recently served as Vice President and Chief Information Officer from 1996 to June 2000. Mr. Laube also serves as a director of Network Equipment Technologies, Inc., a network equipment manufacturer, where he is the chairman of the audit and nominating/corporate governance committees and is a member of the compensation committee. Mr. Laube previously served as a director of Carrier Access Corp. until its February 2008 acquisition by Turin Networks, Inc. Our Board has previously determined that Mr. Laube’s career in the telecommunications industry, his B.A. in Finance from the University of Washington and his M.B.A. from the Wharton School of Business and his qualifications as a certified public accountant qualify him to serve as a member of our Board of Directors, as chairperson of our Nominating and Corporate Governance Committee and as a member of our Audit Committee and add value to our company.

          There is no family relationship between any of our directors, director nominees or executive officers.
Information Regarding our Board of Directors and its Committees
          Our Board of Directors held a total of 11 board meetings during 2010 and acted one time by unanimous written consent. Our Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development Committee. During 2010, each of our directors attended at least 75% of the total of all Board meetings and meetings of committees of which he or she was a member, during the period for which the director served.
          We strongly encourage our Board members to attend our Annual Meetings. All members of our Board of Directors as of the date of our 2010 Annual Meeting attended that meeting.
          Leadership Structure and Director Independence. A majority of our directors meet the standards for director independence under listing standards established by The NASDAQ Stock Market LLC (“Nasdaq”) and under the rules of the Securities and Exchange Commission (the “SEC”). An “independent director” means a person other than an executive officer or employee of our company, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, our Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with us within the last three years. Our Board considers relationships, transactions and/or arrangements with each of the directors in determining whether the director is independent.
          Our Board has affirmatively determined that each serving member of our Board, other than Mr. Prabhu, is currently an independent director under applicable Nasdaq listing standards and SEC rules. Mr. Prabhu does not meet the independence standards because, since January 4, 2011, he has served as an executive officer on an interim basis. Our Board has also affirmatively determined that Mr. Courtois is independent under applicable Nasdaq listing standards and SEC rules. Martin A. Kaplan, a former director who completed his term of service on our Board as of the date of the 2010 Annual Meeting of Shareholders and did not stand for re-election, was also determined by our Board to be independent under applicable Nasdaq listing standards and SEC rules.
          Our Board has also determined that it is appropriate for our Chairman to be an independent director at this time. Our Board believes that having an independent Chairman furthers the Board’s goal of providing effective, independent leadership and oversight of our company. Our Chairman’s responsibilities include establishing board meeting agendas in collaboration with our Chief Executive Officer, presiding at Board meetings, executive sessions and the annual shareholders meeting, ensuring that information flows openly between the management and the Board and leading the Chief Executive Officer evaluation process.
          Our independent directors meet regularly in executive sessions without the presence of Mr. Prabhu or other members of our management. These meetings occur in connection with regularly scheduled Board meetings and from time to time as the independent directors deem necessary or appropriate.
          Risk Oversight. As described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 25, 2011, we operate in a complex environment and are subject to a number of significant risks. Our Board of Directors works with our senior management to manage the various risks we face. The role of our Board is one of oversight of our risk management processes and procedures; the role of our management is to implement those processes and procedures on a daily basis and to identify, manage and mitigate the myriad risks that we face. As part of its oversight role, our Board regularly discusses, both with and without management present, our risk profile and how our business strategy effectively manages and leverages the risks that we face. Our Board believes that its leadership structure is appropriate to carry out its risk oversight responsibilities.
          To facilitate its oversight of our company, our Board has delegated certain functions (including the oversight of risks related to these functions) to Board committees. Our Audit Committee generally evaluates the risks related to our financial reporting process and oversees our general risk management processes. In addition, at least annually, our Audit Committee reviews with our Chief Executive Officer, Chief Financial Officer and General Counsel our policies with respect to risk assessment and risk management, including our major financial risk exposures and steps taken to monitor and control such exposures. Our Compensation Committee evaluates the risks presented by our compensation programs and our management succession plans and analyzes these risks when making compensation decisions. Our Nominating and Corporate Governance Committee evaluates whether the composition of our Board is appropriate to respond to the risks that we face, and our Corporate Development Committee evaluates the risks related to potential transactions outside of the ordinary course of our business. The roles of these committees are discussed in more detail below.
          Although the Board has delegated certain functions to various committees, each of these committees regularly reports to and solicits input from the full Board regarding its activities. In addition, all of our current independent directors (except Mr. Colaluca) serve on at least two committees, which provides the various committees insights into the risks being evaluated by the other committees.
          Audit Committee. The current members of our Audit Committee are Messrs. Ressner (Chair), Colaluca, de Pesquidoux, Floyd and Laube, and the Board has determined that each member of the Audit Committee is independent under current Nasdaq listing standards and the additional SEC independence rules for Audit Committee members. In addition, the Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert within the meaning of applicable SEC regulations and is financially sophisticated for purposes of the Nasdaq listing standards. During 2010, the Audit Committee met eight times and acted one time by unanimous written consent.
          During 2010, the Audit Committee consisted of Messrs. Ressner (Chair), de Pesquidoux, Floyd and Laube. The Board appointed Mr. Colaluca to serve as a member of the Audit Committee on February 25, 2011. Mr. Colaluca did not participate in the review and discussions described in the Report of the Audit Committee below.
          The Audit Committee assists the Board in fulfilling its oversight responsibilities for financial matters. Specifically, the Audit Committee assists the Board in overseeing:
•	the integrity of our financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	the integrity of our systems of internal accounting and financial controls; and

•	our compliance with legal and regulatory requirements.
          The Audit Committee has sole authority for selecting, evaluating and, when appropriate, replacing our independent registered public accounting firm and meets privately, outside the presence of management, with our independent registered public accounting firm to discuss, among other matters, our internal accounting control policies and procedures and the financial statements included in our annual reports on Form 10-K and quarterly reports on Form 10-Q. The committee also reviews and approves in advance the services provided and fees charged by our independent registered public accounting firm.
          As part of its oversight role with respect to our financial statements and the public disclosure of our financial results, our Audit Committee regularly reviews and discusses with our management the financial statements included in our annual reports on Form 10-K and quarterly reports on Form 10-Q, our quarterly earnings releases and the financial guidance we provide to analysts and ratings agencies. Our Audit Committee also regularly meets in separate executive sessions with our Chief Financial Officer and other members of our executive management team. In addition, our Audit Committee, among other things, is responsible for monitoring the operation of our disclosure committee, reviewing our disclosure controls and procedures with our Chief Executive Officer and Chief Financial Officer, reviewing our risk management and risk assessment policies and discussing, at least annually, with our General Counsel or outside legal counsel the effectiveness of our legal compliance programs and other legal matters.
          The Audit Committee operates pursuant to a written charter approved by our Board, a copy of which is available on our website (www.tekelec.com).
          Compensation Committee. The current members of the Compensation Committee are Ms. Mills (Chair) and Messrs. Buckly, Coleman and Floyd, and the Board has determined that each member of the Compensation Committee is independent under current Nasdaq listing standards. During 2010, the Compensation Committee met ten times and acted one time by unanimous written consent.
          During 2010, the Compensation Committee consisted of Ms. Mills (Chair), Messrs. Floyd and Prabhu and our former director, Martin A. Kaplan, until May 14, 2010, and Ms. Mills (Chair) and Messrs. Buckly, Floyd and Prabhu from May 14, 2010 through the end of the year. Mr. Prabhu ceased serving on the Compensation Committee on January 4, 2011 in order to serve as our interim President and Chief Executive Officer. The Board appointed Mr. Coleman to serve as a member of the Compensation Committee on February 16, 2011.
          The Compensation Committee is responsible for overseeing and advising the Board with respect to our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation and equity-based plans. The Compensation Committee:
•	approves and, where applicable, recommends to the Board for approval the compensation and benefits for the Chief Executive Officer and our other executive officers;

•	approves, recommends to the Board for approval and, where applicable, administers our equity based and non equity-based incentive and compensation plans;

•	develops, with respect to the Chief Executive Officer, and reviews with respect to the other executive officers, our management succession planning; and

•	generally supports the Board in carrying out its responsibilities relating to director, officer and employee compensation.
          In the event the Board does not approve the recommendations of our Compensation Committee regarding executive officer compensation, such matters will be referred to the independent members of our Board of Directors who will make the final determination regarding such compensation.
          Our Compensation Committee does not have the authority to delegate any of its responsibilities, except to individual members or to subcommittees of the committee, of which the Compensation

Committee has subdelegated certain responsibilities in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, our Compensation Committee has the authority in its discretion to retain independent compensation consultants and outside advisors to assist the committee in carrying out its duties and responsibilities.
          Our Compensation Committee from time to time meets with our Chief Executive Officer and also occasionally meets with other members of management to discuss and obtain recommendations with respect to our compensation practices and programs for our officers and employees. Although Mr. Prabhu, our interim President and Chief Executive Officer, is a member of our Board of Directors, he does not participate in any discussions or decisions of the Board or Compensation Committee regarding the setting of his salary or the award of any bonus or the grant of any equity incentive to him. Mr. Plastina was a member of our Board of Directors when he served as President and Chief Executive Officer, but he did not participate in any discussions or decisions of the Board or Compensation Committee regarding the setting of his salary or the award of any bonus or the grant of any equity incentive to him.
          Our Compensation Committee also evaluates risks presented by our compensation programs, policies and practices for our employees as to whether they are reasonably likely to have a material adverse effect on our company.
          The Compensation Committee’s duties and responsibilities are governed by a written charter approved by the Board, a copy of which is available on our website (www.tekelec.com).
          Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Messrs. Laube (Chair), Coleman and Ressner and Ms. Mills. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under current Nasdaq listing standards. During 2010, the Nominating and Corporate Governance Committee met five times.
          During 2010, the Nominating and Corporate Governance Committee consisted of Messrs. Kaplan (Chair) and Laube and Ms. Mills until February 26, 2010. On February 26, 2010, Mr. Kaplan ceased serving as of a member of the Nominating and Corporate Governance Committee, Mr. Laube was appointed chair of the committee, and Mr. Ressner became a member of the committee. In connection with his appointment to our Board, our Board appointed Mr. Coleman to serve as a member of the committee on February 16, 2011.
          The Nominating and Corporate Governance Committee’s responsibilities include the following:
•	recommending to the Board individuals qualified to serve as directors and as members of committees of the Board of Directors;

•	advising the Board with respect to Board composition, procedures, committees and related matters;

•	reviewing and reassessing our corporate governance guidelines; and

•	overseeing the review and evaluation of the Board’s performance.
          The Nominating and Corporate Governance Committee recommends to the Board the slate of directors to be elected at our annual meetings. The Nominating and Corporate Governance Committee considers candidates for director nominees recommended by our directors, officers and shareholders. The Nominating and Corporate Governance Committee discusses the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. Although there are no stated minimum criteria for director nominees, in evaluating director candidates, the Nominating and Corporate Governance Committee considers factors that are in our best interests and the best interests of our shareholders, including, among others:
•	the knowledge, experience, integrity and judgment of possible candidates for nomination as directors, including with respect to our industry and the risks that we face;

•	the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which we desire to have represented on the Board; and

•	each candidate’s ability to devote sufficient time and effort to his or her duties as a director.
          Pursuant to its charter, the Nominating and Corporate Governance Committee considers the diversity of backgrounds, experience and competencies of director nominees as they relate to existing representation on the Board. The current members of the Board have diverse educational backgrounds and career experiences and represent different genders and geographies. The Board evaluates the diversity of the Board during the annual self-assessment process.
          The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants. From time to time, the Nominating and Corporate Governance Committee has retained independent consultants to provide information to the committee regarding Board composition, to assist the committee in identifying and evaluating qualified individuals to be considered for appointment as directors and to provide guidance to the committee and the Board in connection with the evaluation of the performance of members of the Board and its committees.
          The Nominating and Corporate Governance Committee considers nominees recommended by shareholders for election to the Board, provided the names of such nominees, accompanied by relevant biographical information, are submitted to the committee. If you wish to recommend a director candidate, please send the following information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Tekelec, 5200 Paramount Parkway, Morrisville, North Carolina 27560:
•	the name of the candidate and a summary of the candidate’s background and qualifications;

•	the contact information for the candidate and a document showing the candidate’s willingness to serve as a director if elected; and

•	a signed statement in which you give your current status as a shareholder and in which you indicate the number of shares of our Common Stock that you beneficially own.
          The Nominating and Corporate Governance Committee makes a preliminary assessment of each proposed nominee based upon the candidate’s background and qualifications, an indication of the individual’s willingness to serve and other information. The Nominating and Corporate Governance Committee evaluates this information against the criteria described above and our specific needs at that time. Based upon a preliminary assessment of the candidates, those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominees to recommend to the Board to submit for election at the next annual meeting. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination. Shareholders recommended Anthony Colaluca, Jr., Thomas J. Coleman and Jean-Yves Courtois as prospective director candidates.

          The Nominating and Corporate Governance Committee’s duties and responsibilities are governed by a written charter approved by the Board, a copy of which is available on our website (www.tekelec.com).
          Corporate Development Committee. The current members of the Corporate Development Committee are Messrs. Prabhu (Chair), Buckly, de Pesquidoux and Ressner. The Corporate Development Committee met eight times during 2010. The Corporate Development Committee assists and advises our management with respect to corporate development alternatives outside the ordinary course of business and strategic alternatives under consideration from time to time by either our management or the Board, including with respect to the risks related to such alternatives.
          During 2010, the Corporate Development Committee consisted of Messrs. Prabhu (Chair), Buckly, de Pesquidoux and Ressner.
Compensation of Directors
          The following table shows compensation information for our current and former non-employee directors for 2010.
Director Compensation for 2010

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($) (1) (2)	($) (2)	($)	($)
Ronald W. Buckly	$ 56,500	$121,120	—	—	$177,620
Hubert de Pesquidoux	62,000	121,120	—	—	183,120
Mark A. Floyd	138,000	121,120	—	—	259,120
Martin A. Kaplan(3)	22,898	—	—	5,000 (5)	27,898
David R. Laube	67,067	121,120	—	—	188,187
Carol G. Mills	70,000	121,120	—	—	191,120
Krish A. Prabhu(4)	65,000	121,120	—	—	186,120
Michael P. Ressner	77,378	121,120	—	—	198,498

(1)	The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”) of the service-based restricted stock units (“RSUs”) granted to each of our directors. The assumptions made in determining these values are set forth in Notes 1 and 13 to our 2010 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 25, 2011.

(2)	As of December 31, 2010, our current and former non-employee directors held the following numbers of unvested RSUs granted under the Amended and Restated 2003 Equity Incentive Plan and stock options granted under our former Amended and Restated Non-Employee Director Stock Option Plan, which was terminated in May 2008:

Name	Unvested RSUs Outstanding	Stock Options Outstanding
Ronald W. Buckly	8,000	14,833
Hubert de Pesquidoux	14,667	-
Mark A. Floyd	8,000	15,000
Martin A. Kaplan	-	15,000
David R. Laube	11,333	-
Carol G. Mills	8,000	35,000
Krish A. Prabhu, Ph.D.	11,334	-
Michael P. Ressner	8,000	38,438

(3)	Mr. Kaplan ceased to serve on our Board of Directors on May 14, 2010.

(4)	All compensation received by Mr. Prabhu during 2010 was for service as a non-employee director. We appointed Mr. Prabhu as interim President and Chief Executive Officer in January 2011. Mr. Prabhu will not receive compensation for service as a director while he serves as interim President and Chief Executive Officer.

(5)	This compensation reflects our donation to the charity of Mr. Kaplan’s choice made at his request in lieu of a gift in connection with his resignation from the Board.

          We currently pay quarterly retainers to each of our non-employee directors for service on our Board and for service on committees of the Board. We also pay additional quarterly retainer amounts to our Chairman of the Board and to the Chairpersons of our Board committees. We do not pay meeting attendance fees to any of our directors.
          The below table summarizes the amounts of the quarterly retainers that we currently pay to our non-employee directors, which are the same as the quarterly retainers that we paid to them in 2010:

				Nominating
				and
				Corporate	Corporate
	Board of	Audit	Compensation	Governance	Development
Retainers and Fees	Directors	Committee	Committee	Committee	Committee

Quarterly Retainer (Non-Chair)	$12,500	$2,000	$1,250	$1,000	$1,000
Quarterly Retainer (Chair)	31,250	5,000	4,000	2,500	2,500
          We may in the future permit our non-employee directors to elect to receive some or all of their retainer fees in the form of equity compensation instead of cash.
          We also reimburse all directors for reasonable expenses incurred in connection with attending Board and committee meetings and certain training courses relevant to their service on the Board.
          Our non-employee directors are eligible to receive grants of equity awards under our Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”). The 2003 Plan provides for the grant to eligible persons of stock options, share appreciation rights (“SARs”), restricted stock awards (“RSAs”), service-based restricted stock units (“RSUs”) and performance-based RSUs (“PRSUs”). In February 2010, the Board approved an annual equity grant, effective as of the date of the Annual Meeting, of 8,000 RSUs to each of our non-employee directors who is re-elected at the Annual Meeting. The RSUs will vest on the earlier of (i) the one-year anniversary of our 2010 Annual Meeting, (ii) the day immediately preceding the date of our 2011 Annual Meeting or (iii) a change in control so long as the director continues to serve as a non-employee director through the vesting date. We expect that the Board, upon the recommendation of the Compensation Committee, will continue to approve annual equity grants under the 2003 Plan (such as stock options, RSUs and/or other equity awards) to our non-employee directors.
          In February 2011, the Board also approved an equity grant of 10,000 RSUs to Mr. Colaluca in connection with his appointment to the Board, which will vest in three equal annual installments with the first of such installments vesting on February 25, 2012, provided that Mr. Colaluca remains a non-employee director through the vesting date.
          Mr. Coleman has elected to waive his right to receive the director compensation described above.
Shareholder Communications with the Board of Directors
          We have implemented a process by which our shareholders may send written communications to the Board’s attention. Any shareholder wishing to communicate with the Board, any of its committees or one or more of its individual directors regarding our company may do so by sending a letter addressed to the Board, the particular committee or the individual director(s), c/o Tekelec Corporate Secretary, 5200 Paramount Parkway, Morrisville, North Carolina 27560. We have instructed the Corporate Secretary to promptly forward all communications so received directly to the full Board, the committee or the individual Board member(s) specifically addressed in the communication.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
          The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.
          All directors who are members of the Audit Committee are independent under current Nasdaq listing standards and meet applicable financial experience requirements. The duties, responsibilities and operation of the Audit Committee are governed by a written charter, a copy of which is available on Tekelec’s (the “Company”) website at www.tekelec.com.
          The Audit Committee is responsible for overseeing management’s financial reporting practices and internal controls. Management has the primary responsibility for the Company’s financial statements and the financial reporting process, including internal controls, and is responsible for reporting on the effectiveness of the Company’s internal control over financial reporting. The Company’s management is responsible for the preparation and integrity of the Company’s financial statements and its financial reporting and control processes and procedures, including its system of internal controls and disclosure controls and procedures. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting. PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of the financial statements with accounting principles generally accepted in the United States of America and for expressing an opinion on the Company’s maintenance of effective internal control over financial reporting as of the end of its reporting period.
          In the performance of our oversight function, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and PricewaterhouseCoopers LLP. We discussed with management and with PricewaterhouseCoopers LLP their judgments as to both the quality and the acceptability of the Company’s accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of the disclosures in the financial statements. During 2010, we continued to monitor the results of the testing pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 of the Company’s internal control over financial reporting. As part of our oversight responsibilities, we met periodically with the Company’s internal auditors and independent registered public accounting firm, separately and together and with and without management present, to discuss the adequacy and effectiveness of the Company’s internal control over financial reporting and the quality of the financial reporting process.
          We have also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including, among other items, matters related to the conduct by the independent registered public accounting firm of the integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting. We have also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and have discussed with PricewaterhouseCoopers LLP its independence from Tekelec.
          The Company’s management and PricewaterhouseCoopers LLP have more resources, time and detailed knowledge and information regarding our accounting, auditing, internal control and financial reporting practices than we do. The members of the Audit Committee rely without independent verification on the information provided to us and on the representations made by management and PricewaterhouseCoopers LLP. Accordingly, our oversight does not provide an independent basis, beyond the role of PricewaterhouseCoopers LLP described above, to determine that the Company’s management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in conformity with accounting principles generally accepted in the United States of America or that PricewaterhouseCoopers LLP is in fact “independent.”
          Based on the review and discussions described in this report, and subject to the limitations on our role and responsibilities described above and in our charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.
AUDIT COMMITTEE
Michael P. Ressner, Chairman
Hubert de Pesquidoux
Mark A. Floyd
David R. Laube

COMMON STOCK OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
          The following table summarizes information regarding beneficial ownership of our Common Stock as of March 1, 2011 by (i) each person who is known to own beneficially more than 5% of the outstanding shares of our Common Stock, (ii) each of our directors and nominees for director, (iii) each of the executive officers named in the Summary Compensation Table below and (iv) all current directors and executive officers as a group.
          Beneficial ownership is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our Common Stock. Shares of our Common Stock issuable pursuant to SARs and options that are exercisable or become exercisable, and RSUs and PRSUs that vest, within 60 days after March 1, 2011 are deemed to be beneficially owned by the person holding the SAR, option, RSU or PRSU for purposes of calculating the percentage ownership of that person but are not deemed outstanding for purposes of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of our Common Stock beneficially owned by them, except, where applicable, to the extent authority is shared by spouses under community property laws.

Name and Address of
Beneficial Owner(1)	Shares Beneficially Owned		Percent of Class

BlackRock, Inc.	7,345,179	(2)	10.7%
40 East 52nd Street New York, NY 10022

Kensico Capital Management Corporation	6,974,844	(3)	10.1%
55 Railroad Avenue, 2nd Floor Greenwich, CT 06830

Thomas J. Coleman	6,974,844	(4)	10.1%

Brookside Capital Trading Fund, L.P.	6,463,954	(5)	9.4%
111 Huntington Avenue Boston, MA 02199

Katelia Capital Investments Ltd.	6,133,922	(6)	8.9%
Trident Chambers P.O. Box 146, Road Town Tortola, British Virgin Islands

Franco Plastina	766,430	(7)	1.1%

Ronald J. de Lange	224,778	(8)	*

Stuart H. Kupinsky	89,097	(9)	*

Carol G. Mills	51,000	(10)	*

Wolrad Claudy	47,341	(11)	*

Michael P. Ressner	46,438	(12)	*

Name and Address of
Beneficial Owner(1)	Shares Beneficially Owned		Percent of Class

Mark A. Floyd	43,500	(13)	*

Ronald W. Buckly	22,833	(14)	*

Krish A. Prabhu	21,466		*

David R. Laube	21,334		*

Gregory S. Rush	19,625	(15)	*

Hubert de Pesquidoux	10,333		*

William H. Everett	10,000		*

Anthony Colaluca, Jr.	-		-

Jean-Yves Courtois	-		-

All current directors and executive	8,349,019	(16)	12%
officers as a group (16 persons)

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each beneficial owner is care of Tekelec, 5200 Paramount Parkway, Morrisville, North Carolina 27560.

(2)	Based on an amended Schedule 13G filed on February 10, 2011, wherein BlackRock, Inc. reported that, as of January 31, 2011, it had sole voting and dispositive power as to these shares.

(3)	Based on an amended Schedule 13D filed on February 16, 2011, wherein Kensico, Michael Lowenstein and Thomas J. Coleman reported that, as of February 15, 2011, they had shared voting and dispositive power as to these shares.

(4)	Mr. Coleman is a Co-President of Kensico. See Footnote (3) above.

(5)	Based on an amended Schedule 13G filed on February 14, 2011, wherein Brookside Capital Trading Fund, L.P. reported that, as of December 31, 2010, it had sole voting and dispositive power as to these shares.

(6)	Based on a Schedule 13D filed on February 14, 2011, wherein Katelia Capital Investments Ltd. (“Katelia Capital”), as the record owner of the shares, The Katelia Trust, as the principal beneficial owner of Katelia Capital, Butterfield Trust (Switzerland) Limited, as trustee of The Katelia Trust, and Laurent Asscher, as an advisor to Katelia Capital, reported that as of February 14, 2011, they shared voting and dispositive power as to these shares.

(7)	Includes 570,250 shares subject to SARs held by Mr. Plastina, which are exercisable or become exercisable within 60 days after March 1, 2011.

(8)	Includes 137,500 shares subject to options held by Mr. de Lange, which are exercisable or become exercisable within 60 days after March 1, 2011 and 62,250 SARs held by Mr. de Lange, which are exercisable or become exercisable within 60 days after March 1, 2011.

(9)	Includes 66,813 shares subject to SARs held by Mr. Kupinsky, which are exercisable or become exercisable within 60 days after March 1, 2011.

(10)	Includes 35,000 shares subject to options held by Ms. Mills, which are exercisable or become exercisable within 60 days after March 1, 2011.

(11)	Includes 15,000 SARs held by Mr. Claudy, which are exercisable or become exercisable within 60 days after March 1, 2011.

(12)	Includes 38,438 shares subject to options held by Mr. Ressner, which are exercisable or become exercisable within 60 days after March 1, 2011

(13)	Includes 15,000 shares subject to options held by Mr. Floyd, which are exercisable or become exercisable within 60 days after March 1, 2011.

(14)	Includes 14,833 shares subject to options held by Mr. Buckly, which are exercisable or become exercisable within 60 days after March 1, 2011.

(15)	Includes 6,250 shares subject to RSUs held by Mr. Rush, which vest within 60 days after March 1, 2011.

(16)	Includes 961,334 shares subject to options, SARs or RSUs held by all current directors and executive officers as a group, which options and SARs are exercisable or become exercisable, and which RSUs vest, within 60 days after March 1, 2011.

EXECUTIVE OFFICERS
          Our current executive officers, and certain information about them as of April 6, 2011, are described below:

Name	Age	Title

Krish A. Prabhu	56	Interim President and Chief Executive Officer
Gregory S. Rush	43	Senior Vice President and Chief Financial Officer
Wolrad Claudy	47	Executive Vice President, Global Sales
Ronald J. de Lange	52	Executive Vice President, Global Product Solutions
Stuart H. Kupinsky	43	Senior Vice President, Corporate Affairs and General Counsel
David K. Rice	52	Senior Vice President, Operations
Yusun Kim Riley	45	Chief Marketing Officer
Marykay Wells	48	Vice President, Information Technology and Chief Information Officer
          Our Board of Directors appoints our officers who then serve at the discretion of the Board. For information concerning Mr. Prabhu, see “Directors” above.
          Mr. Rush joined us as Vice President and Corporate Controller in May 2005 and became Vice President, Corporate Controller and Chief Accounting Officer in May 2006. In March 2010, following the retirement of our Chief Financial Officer, William H. Everett, Mr. Rush began serving as interim Chief Financial Officer and became Senior Vice President and Chief Financial Officer in April 2010. From May 2000 until joining us, Mr. Rush served as Senior Director of Finance, External Reporting and Acquisitions of the software company Siebel Systems, Inc.
          Mr. Claudy, who is based in Frankfurt, Germany, joined us as Managing Director of Europe, Middle East and Africa (EMEA) in October 2003 and became Managing Director of Europe, Africa, Asia, Australia and India in June 2006. Mr. Claudy served in that capacity until the Board appointed him as Senior Vice President, Global Sales in May 2008. In May 2010, the Board appointed Mr. Claudy Executive Vice President, Global Sales.
          Mr. de Lange joined us as President and General Manager, Network Signaling Group in July 2005. He served in that capacity until October 2007 when he became Executive Vice President, Global Product Solutions. From 1980 until March 2005, Mr. de Lange held various technical and management positions with Lucent Technologies, where he most recently served as Vice President, Convergence Solutions from January 2004 until March 2005 and as Vice President and General Manager, OPENet Solutions from June 2001 until December 2003.
          Mr. Kupinsky joined us as Senior Vice President, Corporate Affairs and General Counsel in April 2007. From March 2006 until April 2007, Mr. Kupinsky served as Senior Vice President, General Counsel and Secretary of Cadence Innovation LLC, an automotive supplier which in August 2008 filed a voluntary petition for relief under the reorganization provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. From September 2002 until February 2006, Mr. Kupinsky served as Senior Vice President, General Counsel and Secretary of Exide Technologies, a provider of stored electrical energy solutions.
          Mr. Rice joined us as Senior Vice President, Global Operations in July 2006. From 1984 until joining us, Mr. Rice was employed by Nortel Networks, where he held a number of management positions in operations, including Vice President, Global Materials Management from October 2005 until June 2006, and Vice President, Wireless/Optical Supply Chain Operations from February 1999 until October 2005.

          Ms. Riley joined us as Chief Marketing Officer in May 2010 in connection with our acquisition of Camiant, Inc. (“Camiant”). Prior to joining us, Ms. Riley founded Camiant in 2003 and served as its Chief Technology Officer. Ms. Riley has more than 20 years of technology innovation and development experience focused primarily around policy control, quality of service and networking. Prior to founding Camiant, Ms. Riley held technical and management leadership roles at other successful startup companies, including Broadband Access Systems, Inc. (acquired by ADC Telecommunications, Inc.), Maker Communications, Inc. (acquired by Conexant, Inc.) and Proteon, Inc. She holds a Bachelor of Science degree in Electrical Engineering from Cornell University.
          Ms. Wells joined us as Vice President, Information Technology and Chief Information Officer in May 2007. From March 1998 until joining us, Ms. Wells held various positions at Nortel Networks, where she most recently served as interim Chief Information Officer from January 2007 until May 2007 and as Vice President of Global Systems from December 2004 until January 2007.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
          In this section of the Proxy Statement, we explain our compensation philosophy and objectives and the process by which we determine the compensation of our former President and Chief Executive Officer, our current and former Chief Financial Officers, and the three other executive officers (the “named executive officers”) named in the “Summary Compensation Table” included in this Proxy Statement. We also provide a brief overview of the executive compensation programs applicable to our executive officers, including our named executive officers, and discuss and analyze the specific decisions made regarding the 2010 compensation of our named executive officers and the compensation that has been paid to them as a result of those decisions.
          Executive Summary. We continued to experience a challenging operating environment throughout 2010. Although we experienced growth in revenues and orders for our next generation solutions, these results were not able to offset the declines in our Eagle 5 revenues and orders. Given these circumstances, here are some of the key actions we took for 2010 and 2011 related to executive compensation:
•	We established challenging performance targets for our 2010 cash bonus plan and PRSU awards, resulting in our named executive officers receiving no bonus payments under the bonus plan and no vesting eligibility under the PRSU awards.

•	We did not increase our named executive officers’ base salaries in either 2010 or 2011.

•	We did not increase our named executive officers’ target bonus opportunities for 2010 from 2009 levels and reduced target bonus opportunities for 2011.

•	We did not award discretionary cash bonuses to any of our named executive officers for 2010.

•	We established aggressive performance targets for 2011 under our 2011 cash bonus plan to incentivize our named executive officers to improve our performance during 2011.

•	We did not renew the gross-up feature in our Severance Plan.

          Named Executive Officers. The following executives were our named executive officers for 2010:

Name	Position
Franco Plastina	Former President and Chief Executive Officer
Gregory S. Rush	Senior Vice President and Chief Financial Officer
William H. Everett	Former Executive Vice President and Chief Financial Officer
Wolrad Claudy	Executive Vice President, Global Sales
Ronald J. de Lange	Executive Vice President, Global Product Solutions
Stuart H. Kupinsky	Senior Vice President, Corporate Affairs and General Counsel
          As discussed in more detail below, Mr. Everett retired from his position as our Executive Vice President and Chief Financial Officer effective March 31, 2010. On that date, Mr. Rush became our interim Chief Financial Officer and, effective April 26, 2010, began serving as our Senior Vice President and Chief Financial Officer. Additionally, as discussed in more detail below, Mr. Plastina resigned as our President and Chief Executive Officer effective January 4, 2011. On that date, Mr. Prabhu was appointed interim President and Chief Executive Officer.
          Objectives. Our executive compensation program is designed to enhance shareholder value by attracting and retaining the executive talent necessary to run our company and linking our executive officers’ compensation to our performance. The overall philosophy of our executive compensation program is pay for performance. We design our executive compensation programs to reward our executive officers for furthering our business objectives and for the execution of their specific duties as executive officers. The principal objectives of our executive compensation program are:
•	to attract, motivate and retain highly qualified, experienced individuals to manage and lead us by offering these individuals competitive compensation packages;

•	to link our executive officers’ short-term cash incentives to the achievement of measurable financial performance goals;

•	to link our executive officers’ long-term equity incentives to creating shareholder value; and

•	in general to align management’s interests with the long-term interests of our shareholders by rewarding them for enhancing shareholder value.
          Our Compensation Committee endeavors to balance our desire to achieve the above objectives with the need to structure cost-effective compensation programs. The Compensation Committee conducts an annual review of the compensation objectives and programs for our executive officers, generally in the first quarter of each fiscal year, to ensure that our objectives and programs continue to be aligned with our business objectives and compensation philosophy.

          Elements of Compensation. Compensation for our executive officers in 2010 consisted of the elements identified in the following table:

Short- or
Element	Objective	Key Features	Long-Term Focus
Base Salary	Provide a minimum, fixed level of cash compensation for our executive officers	No change since 2008	Short-term

Cash Bonuses	Reward the achievement of our annual financial and operating objectives	Cash payments based on a formula and pre-defined targets for adjusted operating income, orders and revenue	Short-term

Long-term Equity Incentives	Align our executive officers’ long-term interests with those of our shareholders by rewarding officers for sustaining long-term company performance	Consisted of a balance of RSUs, PRSUs and SARs	Long-term

Other Broad-Based Benefits and Perquisites	Provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of severance compensation or to recognize extraordinary demands on time and other unique requirements	Designed to represent a small part of our overall compensation package	Short- and Long-term
          Neither our Compensation Committee nor our Board has adopted any formal policies or guidelines for annual allocations of compensation between current and long-term compensation, between cash and equity incentive compensation or among different forms of cash and/or equity incentive compensation. Although our Compensation Committee does not use any formulaic policies that require any specific percentage mix of base salary, bonus and equity as part of total compensation, our Compensation Committee each year considers all of these elements when making specific compensation decisions for our executive officers. For 2010, our target allocations among base salary, bonus and equity awards continued to reflect the importance of pay for performance in our compensation philosophy and a balanced approach designed to discourage undue risk-taking by our named executive officers (see “Process – Risk Management” below). The Compensation Committee will continue to evaluate our executive compensation program to appropriately incentivize executive performance that will be in the long-term best interests of our shareholders.
Process for Determining Executive Compensation
          In determining base salary, cash bonuses and equity incentive awards for each executive officer, the Compensation Committee uses the executive officer’s current level of compensation (which was previously determined in part based on market data) as a starting point. The Compensation Committee makes any adjustments to current compensation levels based on the executive officer’s individual responsibilities and actual past business performance, how those responsibilities compare to those of our other executive officers and whether, based on responsibilities and performance, there is internal pay equity among our executive officers, including our named executive officers. Another factor in the Compensation Committee’s compensation decisions is the relative portions of target compensation that will consist of fixed salary as opposed to target bonus and long-term equity incentive compensation. As discussed below, the Compensation Committee also reviews market information to inform decisions regarding executive compensation arrangements, including the competitive reasonableness of arrangements, but does not solely base its decisions on targeting compensation to specific benchmarks against peer groups or survey data. The Compensation Committee believes that the nature of our business and the environment in which we operate require that we retain flexibility in setting compensation based on a consideration of all facts and circumstances relating to our business and each particular named executive officer.
          Role of the Board and Compensation Committee. Our Board of Directors and the Compensation Committee of our Board share responsibility for determining and administering the compensation programs for our executive officers and for approving the compensatory terms and provisions of each officer’s employment with us. Our Board has fully delegated to the Compensation Committee responsibility for approving equity incentive grants to our employees, including our named executive officers, under our equity incentive plans. Our Board has also delegated to our Compensation Committee the responsibility of overseeing and advising the Board concerning our compensation and employee benefit plans and practices, including our executive compensation, incentive compensation and equity-based plans. On other matters, our Board, based on the recommendations of the Compensation Committee, is responsible for approving the base salary of our named executive officers, determining their bonus eligibility, approving the terms of our executive officer bonus plans, approving the award of plan-based and discretionary bonuses to our executive officers, approving the terms of our executive officer severance plans and approving our equity compensation plans. The Board’s involvement in the executive compensation process reflects the Board’s desire to oversee the non-equity component of compensation decisions regarding our executive officers. In the event the Board does not approve the recommendations of the Compensation Committee regarding such executive officer compensation, such matters will be referred to the independent members of our Board of Directors (as determined under Nasdaq listing standards) who will make the final determination regarding such compensation. No such matters were referred to the independent members of our Board during 2010 and, to date, no such matters have been referred to them in 2011.
          Risk Management. Our Compensation Committee endeavors to design our compensation programs to help ensure that these programs do not encourage our executive officers to take unnecessary and excessive risks that could harm our long-term value. We believe that the following components of our executive compensation program, which are discussed more fully below, discourage our executive officers from taking unnecessary or excessive risks:
•	Base salaries and benefits are sufficiently competitive and not subject to performance risk.

•	Incentive plans are weighted between short-term and long-term performance and cash and equity compensation, with a focus on long-term equity compensation.

•	Bonuses payable under our 2010 Executive Officer Bonus Plan (the “2010 Bonus Plan”) and our 2011 Executive Officer Bonus Plan (the “2011 Bonus Plan”) include multiple target measures that mitigate the risk of incenting adverse behaviors with respect to any particular measure or fiscal year.

•	Long-term incentive awards vest no earlier than one year from the date of grant and during 2010 consisted of a mix of SARs, RSUs and PRSUs. SARs only have value if our share price increases, thus aligning our executives’ interests with the interests of our shareholders; RSUs are not subject to performance risk, thus serving a retention function and discouraging unnecessary risk-taking; and PRSUs are only earned if we achieve certain financial objectives, thus serving both a retention and a performance function.

•	We have adopted stock ownership guidelines that require our executive officers and directors to hold a specified number of shares in our company, depending on the individual’s position with us and further aligning executive and director interests with shareholder interests.
          Management Participation. The Compensation Committee does not have the authority to delegate any of its responsibilities, except to individual members or to subcommittees of the committee, of which the Compensation Committee has subdelegated certain responsibilities in compliance with Section 162(m) of the Code. Our Compensation Committee does, however, from time to time meet with our Chief Executive Officer and occasionally meets with other members of management, including our Chief Financial Officer, our General Counsel and our Vice President, Human Resources, to discuss and obtain recommendations with respect to our compensation practices and programs for officers and employees. For example, our Chief Executive Officer typically makes recommendations to the Compensation Committee with respect to base salary, bonus opportunity, and grant of long-term equity incentive awards for all executive officers other than himself. Although our management may make recommendations and proposals to the Compensation Committee for its consideration, our Compensation Committee is not bound by and does not always accept management’s recommendations and proposals. The Compensation Committee does, however, generally give consideration to our Chief Executive Officer’s evaluation of and recommendations regarding the other named executive officers because of his direct knowledge of each officer’s performance and contributions.
          Role of Independent Compensation Consultants. Our Compensation Committee, in carrying out its duties and responsibilities, has the authority in its discretion to retain independent compensation consultants to assist the committee. In recent years, the Compensation Committee has retained and utilized independent compensation consultants to assist it in determining compensation for our executive officers. For example, the committee engages consultants to (i) help the Compensation Committee obtain and evaluate current executive compensation data for peer group companies and competitive market data in general and (ii) advise the committee on executive and other compensation strategies and levels. Our independent compensation consultants report to and receive instructions from the Compensation Committee and meet regularly with the Compensation Committee, the Chairperson of the Compensation Committee and management in connection with our executive compensation programs.
          In 2009 and 2010, Pearl Meyer & Partners, an independent compensation consultant (“Pearl Meyer”), which had also advised the Compensation Committee for part of 2008, advised the committee with regard to our 2010 executive compensation programs, including 2010 base salaries for named executive officers, the structuring of our 2010 Bonus Plan and the size, mix and terms of 2010 equity incentive grants to our named executive officers.
          In mid-2010, the Compensation Committee terminated its arrangement with Pearl Meyer and selected Compensia, Inc., another independent compensation consultant (“Compensia”), to advise the Compensation Committee in connection with compensation matters, including the compensation of our named executive officers.
          While we consider the information and advice provided by our independent compensation consultants to be an important source of expertise in our review and setting of levels of executive compensation and in our review and establishment of executive compensation programs and plans, our Compensation Committee and Board are not bound by any recommendations made by our independent consultants.
          No member of the Board or any of our executive officers has an affiliation with Pearl Meyer or Compensia. Pearl Meyer did not perform, and Compensia does not perform, any other services for us, and all compensation payable to Pearl Meyer and Compensia was or is paid by us.

          Role of Peer Groups and Surveys. The Compensation Committee uses peer groups and surveys to help gauge the competitive positioning of our compensation arrangements for our named executive officers and to serve as a point of reference in making its recommendations concerning executive compensation. Although our Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on comparisons to peer group or survey comparisons, the Compensation Committee believes that such data and compensation information are among the many factors that it should consider in determining the competitiveness and reasonableness of the elements of our executive compensation program. The data and information are also important to ensure our executive compensation program will compare favorably with the compensation programs of the types of companies with which we may compete for employees. The Compensation Committee also uses peer group data to help assess (i) the relative weighting of base salary, short-term incentive, and long-term incentives in the officer’s pay mix, (ii) the relationship between executive officer’s pay and our performance and (iii) our annual equity grant rate and total potential dilution from our equity incentive plans.
          Given our unique focus within the telecommunications equipment industry, the global scope of our business, our customer base and the size of our company (relative to our key competitors and customers), it is difficult to develop an effective peer group for benchmarking executive compensation. For example, we have hired many of our senior executives from significantly larger companies in related industries to acquire the skills and abilities we need to lead and manage our complex global business. Nonetheless, based on the recommendation of our independent consultant, our peer group consists of companies that the Compensation Committee believes results in comparability in terms of business model, technology life-cycle stage, geographic footprint and executive talent, while preserving an appropriate level of size comparability. The Compensation Committee approved the following peer group as helpful in assessing our competitive positioning in 2009 and informing our pay decisions for 2010:

ADC Telecommunications, Inc.	F5 Networks, Inc.	Sonus Networks, Inc.

ADTRAN, Inc.	Harmonic Inc.	Starent Networks, Corp.

Blue Coat Systems, Inc.	JDS Uniphase Corporation	Synopsys, Inc.

Ciena Corporation	Mentor Graphics Corporation	Tellabs, Inc.

Comtech Telecommunications Corp.	Riverbed Technology, Inc.
          The Compensation Committee also reviewed executive compensation pay data derived from these peer companies and various compensation surveys (including the Radford Executive Compensation Survey, the Culpepper & Associates Top Management Compensation Survey, the Pearl Meyer CHiPS Executive and Senior Management Compensation Survey, the Mercer U.S. Executive Benchmark Database and the Watson Wyatt Survey Report on Top Management Compensation) to represent the 25th, 50th and 75th percentile market pay levels for comparable positions in comparable companies.
          Although the Compensation Committee considers a variety of relevant factors when making individual executive pay decisions, as a general guideline for the executive team as a whole, in 2010 the Compensation Committee sought to position target total direct compensation between the 50th and 75th percentiles of the market data. The Compensation Committee believed that this range was reasonable to (i) overcome the limitations inherent in the peer group (including, among others, size, complexity and geographic footprint), (ii) allow for a continued ability to create a performance-leveraged pay mix by emphasizing short-term and long-term incentives while still providing a competitive salary and (iii) instill flexibility within the overall framework to account for all the other relevant factors, including but not limited to the unique attributes of the individual executive’s role at our company, his or her unique skills and abilities, internal equity considerations and retention concerns, among others.

          As the Compensation Committee began reviewing executive pay for 2011, it reviewed and updated our peer group to reflect changes in our business and the industry in which we compete. The Compensation Committee approved the following peer group as helpful in assessing our competitive position in 2010 and informing our pay decisions for 2011:

ADTRAN, Inc.	Finisar Corporation	Mentor Graphics Corporation

Ariba, Inc.	Harmonic Inc.	Progress Software Corporation

Blue Coat Systems, Inc.	Infinera Corporation	Riverbed Technology, Inc.

Ciena Corporation	Informatica Corporation	Sonus Networks, Inc.

Comtech Telecommunications Corp.	InterDigital, Inc.	TIBCO Software Inc.

Emulex Corporation	JDS Uniphase Corporation	Websense, Inc.
2010 Compensation Determinations
          Overview
          In the first quarter of 2010, the Compensation Committee established base salaries, set performance objectives and bonus opportunities under the 2010 Bonus Plan and determined the equity awards for executive officers. The 2010 target compensation and actual compensation payouts for our named executive officers reflect the Compensation Committee’s goal of having a significant portion of every named executive officer’s total annual compensation be incentive-based in the form of cash bonuses and equity awards that depend on our financial performance and, in the case of equity awards, that depend on our stock price performance. Our 2010 performance-based cash and equity programs were structured to provide meaningful risk (including the forfeiture of the potential awards for our financial performance below threshold levels) and opportunities to earn additional equity compensation (for our performance above target levels) to our named executive officers. By linking executive compensation to our performance metrics that we believe drive shareholder value and to stock price performance through the appreciation of the value of equity grants, our 2010 compensation programs were designed to align the interests of our executive officers and our shareholders. Except for the RSUs granted to our executive officers in 2010, our named executive officers only derive value from 2010 equity grants if shareholder value (or metrics that we believe drive that value) increases, and bonus opportunities similarly depended on our performance measures that benefited us.
          Target Total Compensation
          Overview. The starting point for the Compensation Committee in determining our named executive officers’ compensation is determining the appropriate target total compensation (including base salary, target bonus, and equity incentives (based on market value and Black-Scholes valuation methodologies)) that each executive officer should receive.
          The Compensation Committee’s strategy in 2010 was to position the target total compensation of our named executive officers between approximately the 50th and 75th percentiles of our peer group. The Compensation Committee also considered each executive officer’s duties and responsibilities as compared to those of our other executive officers; his or her individual performance; the level of compensation that would be required to ensure that we continued to retain the executive officer’s services; internal pay equity among our executive officers, including our named executive officers; and the advice of our independent compensation consultant.

          Individual Compensation Decisions. In setting target total compensation for 2010, our Compensation Committee determined that each named executive officer’s base salary and target bonus opportunity would remain the same as 2009, except for Mr. Rush, whose base salary and bonus opportunities were increased in connection with his promotion to Senior Vice President and Chief Financial Officer in April 2010. In addition, our Compensation Committee generally determined that each named executive officer’s target total compensation (other than Mr. Everett who retired and Mr. Rush who was promoted during 2010) should be comprised of a significant portion of performance-based compensation in the form of target cash bonuses or sales commissions and PRSUs, each of which were subject to challenging performance targets. Because we ultimately did not achieve our performance goals in 2010, our named executive officers who participated in our 2010 cash bonus plan did not receive any bonus payments, our named executive officer who participated in our 2010 sales commission plan did not earn his full target level of sales commissions, and none of the PRSUs that we granted during 2010 became eligible for vesting.
          Consistent with these guiding principles, our Compensation Committee made the following determinations of target total compensation with respect to each of our named executive officers, considering their individual contributions to our successful growth in 2009 as noted:
          Franco Plastina. The Compensation Committee set Mr. Plastina’s target total compensation for 2010 at $3,177,737, a 23.1% increase from 2009. All of the increase was in the form of equity-based compensation. Mr. Plastina’s total target equity compensation for 2010 consisted of approximately 55% in the form of PRSUs, 23% in the form of SARs and 22% in the form of RSUs. In addition, approximately 55% of Mr. Plastina’s target total compensation was performance-based, with $684,000, or approximately 22%, in the form of a target cash bonus, and $1,057,280, or approximately 33%, in the form of PRSUs.
          In increasing Mr. Plastina’s target total compensation for 2010, the Compensation Committee considered his significant individual contributions to our financial and operating performance in 2009, including among other things his leadership in growing our revenues from 2008 to 2009; leveraging our installed base and established customer relationships to achieve record operating margins; overseeing the development and expansion of our Eagle®XG product platform; contributing to our efforts to secure new customers; expanding the breadth of our knowledge and expertise in communications technologies; focusing on continuing operating improvements to enhance our profitability; and expanding our international product offerings. The Compensation Committee also considered the internal pay equity among our named executive officers. Target total compensation for our Chief Executive Officer for 2010 was approximately 2.6 times the average of the target total compensation amounts for our other named executive officers. The Compensation Committee believes that the differential for 2010 was appropriate given our Chief Executive Officer’s greater responsibilities and competitive requirements.
          Gregory S. Rush. The Compensation Committee set Mr. Rush’s target total compensation for 2010, effective April 26, 2010, at $1,150,443, a 108% increase from 2009, reflecting his promotion to Senior Vice President and Chief Financial Officer and considering his significant individual contributions to our financial and operating performance in 2009.
          William H. Everett. On February 5, 2010, Mr. Everett notified us of decision to retire effective as of March 31, 2010. In connection with Mr. Everett’s resignation, we entered into an employment separation agreement with Mr. Everett dated as of February 10, 2010, pursuant to which we agreed to pay Mr. Everett his then-current base salary through the date of his retirement and pay any bonus payable to him under our 2009 cash bonus plan, even if his retirement date occurred prior to the payment date for such bonus. Mr. Everett was not eligible to participate in our 2010 cash bonus plan and did not receive any equity awards during 2010.

          Wolrad Claudy. The Compensation Committee set Mr. Claudy’s target total compensation for 2010 at $1,256,853, a 7.3% decrease from 2009 (based on a euro to dollar average exchange rate of 1.3271 for 2010). In addition, approximately 56% of Mr. Claudy’s target total compensation was performance-based, with $338,411, or approximately 27%, in the form of target sales commissions under our 2010 Sales Commission Plan (as defined below), and $363,440, or approximately 29%, in the form of PRSUs.
          In lowering Mr. Claudy’s target total compensation, the Compensation Committee determined that Mr. Claudy’s base salary and target sales commissions for 2009 should remain the same in 2010, but determined that an adjustment in Mr. Claudy’s target equity compensation, including an increase in the percentage of equity compensation attributable to SARs instead of RSUs, was appropriate to provide Mr. Claudy with more at-risk compensation. In making these determinations, the Compensation Committee considered his significant individual contributions to our financial and operating performance in 2009, including among other things his leadership in increasing our orders during the second half of 2009 compared to the second half of 2008, expanding our geographic footprint and maintaining and expanding key distribution and marketing relationships with leading communications equipment suppliers and resellers.
          Ronald J. de Lange. The Compensation Committee set Mr. de Lange’s target total compensation for 2010 at $1,359,630, a 0.9% increase from 2009. Approximately 52% of Mr. de Lange’s target total compensation was performance-based, with $279,000, or approximately 21%, in the form of a target cash bonus, and $429,520, or approximately 31%, in the form of PRSUs. In addition, to increase the percentage of Mr. de Lange’s at-risk compensation, our Compensation Committee increased the percentage of Mr. de Lange’s target total compensation payable in the form of SARs and decreased the percentage of his target total compensation payable in the form of RSUs.
          In maintaining Mr. de Lange’s total target compensation at approximately the same level as 2009, our Compensation Committee considered his significant individual contributions to our financial and operating performance in 2009, including among other things his leadership in developing and expanding our Eagle®XG product platform; leading our research and development activities for next generation products; and marketing our expertise in control layer technologies, next generation network architectures and performance monitoring.
          Stuart H. Kupinsky. The Compensation Committee set Mr. Kupinsky’s target total compensation for 2010 at $1,192,332, a 0.4% increase from 2009. Nearly half of Mr. Kupinsky’s target total compensation was performance-based, with $217,000, or approximately 18%, in the form of a target cash bonus, and $363,440, or approximately 31%, in the form of PRSUs. In addition, to increase the percentage of Mr. Kupinsky’s at-risk compensation, our Compensation Committee increased the percentage of Mr. Kupinsky’s target total compensation payable in the form of SARs and decreased the percentage of his target total compensation payable in the form of RSUs.
          In maintaining Mr. Kupinsky’s total target compensation at approximately the same level as 2009, our Compensation Committee considered his significant individual contributions to our financial and operating performance in 2009, including among other things his leadership in managing legal compliance matters and board operations; leading our contract strategy and negotiation efforts, including customer and vendor agreements; managing various disputes and litigation matters; conducting government relations; and supervising the legal aspects of our international subsidiaries and expansion into new geographic markets. As more fully discussed below, in addition to the target total compensation awarded to Mr. Kupinsky, we also awarded Mr. Kupinsky an additional 5,000 RSUs in May 2010 in recognition of his contributions to our 2010 acquisitions of Camiant, Inc. and Blueslice Networks, Inc.

          Allocation of Target Total Compensation. Once the Compensation Committee has determined target total compensation, it then determines the appropriate allocation among the elements of compensation. The Compensation Committee’s objective in 2010 was to achieve that level of compensation by trending base salaries toward the 50th percentile of market data comparisons and, in furtherance of our pay-for-performance objective, by implementing cash and equity incentive programs that would cause target total compensation to be positioned between the 50th and 75th percentiles of peer group total compensation.
          Base Salaries
          2010 Base Salaries. In February 2010 and in an effort to control operating expenses in a challenging economic environment, upon the recommendation of the Compensation Committee, the Board determined that the 2009 base salaries of our named executive officers were sufficiently competitive and would remain in effect for 2010. The 2009 base salaries of our named executive officers were the same as their 2008 base salaries. The Compensation Committee determined that the named executive officers’ base salaries were, on average, at approximately the 50th percentile of companies included in our survey information, which we believe is consistent with the general guidelines established by the Compensation Committee for the position of our pay relative to the market. After the Board established annual base salaries for our named executive officers for 2010, our Compensation Committee periodically reviewed those salaries to ensure that they remained competitive and to take into account any exceptional performance and changes in responsibilities. Except for increasing Mr. Rush’s annual base salary to $290,000 in connection with his appointment as our Senior Vice President and Chief Financial Officer, the Compensation Committee did not make any changes in base salaries for 2010.

		% Increase Over	Market Pay
		2009 Base	Level
Named Executive Officers	2010 Base Salary	Salary	(50th %-tile)
Franco Plastina	$570,000	0%	$552,000
Gregory S. Rush[1]	$290,000	17.4%	$350,000
William H. Everett[2]	$360,000	0%	$350,000
Wolrad Claudy	$258,785[3]	0%	$295,000
Ronald J. de Lange	$310,000	0%	$310,000
Stuart H. Kupinsky	$310,000	0%	$285,000

(1)	Effective April 26, 2010, Mr. Rush was appointed as our Senior Vice President and Chief Financial Officer. In connection with his appointment, we increased his base salary from $247,000 to $290,000, which we deemed appropriate based on comparable market data and his level of experience.
(2)	Mr. Everett retired as our Executive Vice President and Chief Financial Officer effective March 31, 2010. He continued to receive his base salary through the date of his retirement.
(3)	Based on an average euro to dollar exchange rate of 1.3271 for 2010.
          In general, we believe that the base salary levels of our named executive officers for 2010 were appropriate within the context of the Compensation Committee’s philosophy and the desired balance among salary, short-term performance-based bonus compensation and long-term equity compensation elements. The Compensation Committee also believes that its base salary determinations regarding our Chief Executive Officer for 2010 were consistent with the Compensation Committee’s objective to ensure that a relatively large proportion of the Chief Executive Officer’s total compensation was performance-based and not in the form of fixed salary. In general terms, we are managing base salaries toward the 50th percentile of market data comparisons and are using variable pay to compete for talent and reward executives for performance.

          In 2010 and similar to other recent years, the base salary paid to our Chief Executive Officer was substantially greater than the base salaries paid to our other named executive officers, and we believe that the internal pay equities were consistent with our compensation objectives. By means of comparison, the amount by which Mr. Plastina’s base salary exceeded the base salaries of our other named executive officers ranged from approximately 84% in the case of Mr. de Lange and Mr. Kupinsky to approximately 120% in the case of Mr. Claudy. Our Compensation Committee believes that this differential in compensation was appropriate given the responsibilities of our Chief Executive Officer, competitive requirements and market data comparisons.
          2011 Base Salaries. In reviewing base salaries in 2011 for our named executive officers (other than Mr. Plastina and Mr. Everett), the Compensation Committee considered each named executive officer’s 2010 base salary and the base salary and other compensation information for comparable companies in our peer group and the surveys. In light of the continued uncertain economic environment and as part of its philosophy of targeting base salaries for our executive officers toward the 50th percentile of our peer group, our Compensation Committee determined that the 2010 base salaries of these named executive officers were sufficiently competitive and would remain in effect for 2011. By keeping 2011 base salaries at the same level as 2010, the Compensation Committee furthered the objectives of our pay for performance compensation philosophy, under which a substantial portion of our executive officers’ total compensation should remain dependent on performance-based cash bonuses and long-term equity awards.
          In general, we believe that the base salary levels for 2010 and 2011 are appropriate within the context of the Compensation Committee’s philosophy and the desired balance among salary, short-term, performance-based bonus compensation and long-term equity compensation elements.
          Cash Bonuses
          Overview. Our Compensation Committee and Board believe that a significant portion of each named executive officer’s annual compensation should be paid in the form of cash bonuses that are directly tied to our achievement of financial performance goals and that vary in amount based on the officer’s position and responsibilities. Our officer bonus plans are now generally based on one-year measurement periods, with an interim measurement period and opportunity to earn a portion of the annual bonus in certain years, and the bonus payouts, to the extent earned, are made soon after the completion of the one-year performance period.
          Our bonus plans have not been approved by our shareholders, and the bonuses paid under the plans therefore are not intended to qualify as deductible performance-based compensation within the meaning of Section 162(m) of the Code, which is discussed below under “Tax and Accounting Considerations.”
          2010 Bonus Plan.
          Overview. Generally, the higher the level of responsibility that an executive officer has, the greater the percentage of the officer’s target total cash compensation that consists of an opportunity to earn incentive cash bonuses. In structuring the 2010 Bonus Plan, the Compensation Committee compared each executive officer’s proposed bonus opportunities to peer group information and to the bonus opportunities of our other named executive officers. The Compensation Committee targeted cash bonuses that would provide our executive officers with an opportunity to leverage their total cash compensation at approximately between the 50th and 60th percentiles of total cash compensation offered to executive officers based on the comparable market data. The targeted cash bonus for our Chief Executive Officer was consistent with the Compensation Committee’s goal of having a greater proportion of his cash compensation, as compared to other executive officers, be performance-based rather than in the form of base salary.
          The 2010 Bonus Plan, which was recommended by the Compensation Committee and approved by the Board in February 2010, included three targets relating to our financial performance for the first six months of 2010 and for the full year: adjusted operating income, revenue and orders. The 2010 Bonus Plan was similar to our 2009 Executive Officer Bonus Plan (the “2009 Bonus Plan”), except that under the 2009 Bonus Plan, bonuses could only be earned based on our performance for the full year period. For the 2010 Bonus Plan, the Compensation Committee adopted performance targets for both semi-annual and annual periods to incentivize order growth during the first half of 2010 and provide additional certainty earlier in the year regarding whether a portion of the bonus would be earned, which would then incentivize our executive officers to focus on orders growth throughout the year.
          The performance goals under our 2010 Bonus Plan were based on objectives in our internal business plan. While the internal operating plan takes into account the fact that revenue (and thus adjusted operating income) is not immediately recognized under generally accepted accounting principles (“GAAP”) when orders are received and that orders backlog exists at the start of the year, in setting the targets and award levels, the Compensation Committee and the Board did not independently consider the timing of the revenue recognition of the underlying orders. Nevertheless, the targets were set such that attainment was not assured and significant effort on the part of our named executive officers was required.
          The 2010 Bonus Plan linked compensation to orders to incentivize our named executive officers to support our efforts to win new business during the measurement period. Under GAAP, revenue recognition does not occur at the time of, or often even shortly following, the receipt of an order. Once an order is received, our company still has substantial performance obligations to fulfill in earning the revenue associated with the order, including delivering the products and having them operate in a manner acceptable to the customer, providing warranty support and, in many cases, providing professional services. Therefore, also linking compensation to revenue and adjusted operating income incentivizes our named executive officers during the measurement period to execute on our business strategy, to convert orders into revenue and earnings and to continue to generate orders and revenue. The Compensation Committee believes that using revenues and adjusted operating income as performance criteria helps discourage excessive risk-taking with respect to booking orders that we may ultimately be unable to convert, whether in the measurement period or a future period, into revenue and, thus, adjusted operating income.
          Bonus Opportunity. The Compensation Committee and the Board approved target adjusted operating income, revenue and orders objectives for our 2010 Bonus Plan based on our internal operating plan. The bonus would then be earned based on the extent to which the adjusted operating income, revenue and/or orders goals were achieved for the six-month and annual periods.

          No bonus was payable if we did not achieve at least 90% of the target for each measure. If we did not achieve at least 100% of the target for each measure, then the payout percentage for each measure was individually capped at 100%. The following table shows the payout percentages under the 2010 Bonus Plan:

Performance Relative to Target
(Adjusted Operating Income,
Orders and Revenue)	Payout Percentage
<90%	0%
90%	50%
95%	75%
100%	100%

Performance Relative to Target
(Adjusted Operating Income and	Additional Payout Percentage
Orders)
105%	25%
110%	50%
          For performance up to 100% of the three targets, adjusted operating income performance was weighted more heavily than revenue and orders performance (which were weighted equally), reflecting our belief in the fundamental importance of balancing operating income performance with “top line” revenue and orders performance. For performance exceeding 100% of the three targets, provided that all targets were at least 100% achieved, 75% of the calculated bonus was based on achievement of the adjusted operating income target and 25% was based on achievement of the orders target. For the six-month period, if we achieved 100% or more of each of our applicable six-month targets (which equal one-half of our annual targets), the executive officers were entitled to receive 33% of their target annual bonuses.
          The following table shows the adjusted operating income, orders and revenue targets and their respective weightings. In setting these targets, the Board and the Compensation Committee focused on establishing targets for which attainment was not assured and which would require significant effort on the part of our named executive officers:

			Target Weighting
			for Performance	Target Weighting
			≥ 90% of all	for Performance
			Targets and ≤	>100% of all
Target	Six-Month Target	Annual Target	100% of any Target	Targets

Adjusted Operating Income	$57,000,000	$124,400,000	50%	75%

Orders	$204,000,000	$531,700,000	25%	25%

Revenue	$246,500,000	$511,000,000	25%	0%
          In determining adjusted operating income performance for purposes of the 2010 Bonus Plan and in accordance with the requirements of the 2010 Bonus Plan, we added to income from continuing operations, as reflected in the consolidated statements of operations included in the periodic reports we filed with the SEC, the amounts of the following items (as applicable): (i) bonus expense; (ii) equity incentive compensation expense; (iii) restructuring charges; (iv) impairment charges; (v) acquisition-related amortization and other acquisition-related charges or income; and (vi) similar non-GAAP charges or income.
          Under the 2010 Bonus Plan, each of our named executive officers (other than Mr. Everett and Mr. Claudy) was eligible to receive a cash bonus equal to a percentage (at target levels ranging from 70% to 120%, depending on the officer’s title and responsibilities) of his base salary based on our financial performance as measured by the degree to which we attained the pre-set adjusted operating income, revenue and orders goals for such period. Given the difficult economic environment and the changes in the structure of the 2010 Bonus Plan, the Compensation Committee believed that it was appropriate to keep the target bonus opportunities for each named executive officer the same as under the officer bonus plan for 2009.
          The maximum aggregate bonus opportunity amounts for each named executive officer were capped at 150% of his target bonus amount and would have been earned had we achieved our revenue target and 110% or more of our adjusted operating income and orders targets.
          Like our bonus plan for 2009, the 2010 Bonus Plan did not include a bonus opportunity based on individual performance objectives. Our named executive officers, however, had individual objectives for which achievement was evaluated in their annual performance reviews for 2010.
          2010 Bonus Plan Results. We achieved approximately 92%, 91% and 63% of our adjusted operating income, revenue and orders goals, respectively, for the first six months of 2010, and we achieved approximately 52%, 83% and 73%, respectively, of our adjusted operating income, revenue and orders goals for the full year 2010. Application of the plan formulas to our 2010 performance resulted in us not awarding any bonuses to our named executive officers.
          The following table shows additional information regarding target bonus amounts and bonus payouts under the 2010 Bonus Plan.

		Target	Actual	Target	Actual	Total	Total
	Target	Six-	Six-	Full Year	Full Year	Target	Actual
Named	Bonus	Month	Month	2010	2010	2010	2010
Executive Officer	Opportunity	Bonus	Bonus	Bonus	Bonus	Bonus	Bonus

Franco Plastina	120%	$228,000	$0	$456,000	$0 (1)	$684,000	$0

Gregory S. Rush	70%	$67,667	$0	$135,333	$0	$203,000	$0

Ronald J. de Lange	90%	$93,000	$0	$186,000	$0	$279,000	$0

Stuart H. Kupinsky	70%	$72,333	$0	$144,667	$0	$217,000	$0

(1)	Even if Mr. Plastina had not resigned in January 2011, Mr. Plastina would not have earned a bonus under the 2010 Bonus Plan because we did not achieve the performance goals necessary for bonuses to be awarded under the plan. In connection with Mr. Plastina’s resignation, Mr. Plastina became eligible to receive severance compensation equal to two times his annual base salary and target bonus, as well as continuing health coverage. Additional information regarding our severance compensation and benefits is provided under “Employment Agreements and Termination of Employment and Change in Control Arrangements” below.
          On occasion, we also award discretionary cash bonuses on a selective basis (and outside of any bonus plan program) to executive officers in recognition of extraordinary contributions by an officer, in order to retain the services of an officer or in connection with and as an incentive for an executive officer to join our company. In 2010, we did not award any such bonuses to our named executive officers.
          Clawbacks. Our Chief Executive Officer and our Chief Financial Officer are subject to Section 304 of the Sarbanes-Oxley Act of 2002, which provides that they will forfeit certain bonuses and profits in connection with a restatement of our financial statements that results from misconduct. We are currently developing a more comprehensive clawback policy that will be consistent with Nasdaq listing standards expected to be adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). We plan to implement this policy once the final rules are issued. Our 2011 Bonus Plan, which is designed to incorporate the final rules once they are issued, currently provides that if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws, an officer must repay the excess amount of any bonus that the officer received above what should have been paid.
          2010 Sales Commission Plan. Mr. Claudy, who does not participate in our executive officer bonus plans, is entitled to receive sales commissions based on a percentage of our sales. During 2010, Mr. Claudy, like our other key sales professionals, participated in the 2010 Sales Compensation Policy (referred to herein as the “2010 Sales Commission Plan”). The objectives of the 2010 Sales Commission Plan are to reward outstanding field sales effort and to retain the highest performing sales professionals. The level of compensation payable under the 2010 Sales Commission Plan is based on the achievement of assigned sales (i.e., orders) quotas or objectives.
          Under the 2010 Sales Commission Plan, at the beginning of 2010 we provided Mr. Claudy with sales quotas and applicable commission rates. Because Mr. Claudy is responsible for overseeing our worldwide sales, Mr. Claudy’s total sales quota for 2010 equaled our sales target of $488,000,000, which was established based on our internal operating plan. Consistent with our internal operating plan, Mr. Claudy’s total sales quota was comprised of separate quotas of $308,000,000 for our established products and $180,000,000 for our emerging products. Mr. Claudy’s target commission was 255,000 euros, or $338,411 based on an average euro to dollar exchange rate of 1.3271 during 2010. We determined that this target was appropriate for Mr. Claudy based on external market compensation data for comparable positions and our stated pay philosophy of targeting total cash compensation between the 50th and 60th percentile of that market range.
          We set Mr. Claudy’s commission rate at 0.04434783% for his established products quota and 0.07790046% for his emerging products quota for sales in the first half of 2010 and 0.04180328% for his established products quota and 0.06329460% for his emerging products quota for the second half of 2010. The different weights given to the established and emerging products reflect our focus on incentivizing Mr. Claudy to focus on growing sales of our emerging products. If Mr. Claudy exceeded 100% of his total target annual quota through a combination of product group sales (i.e., established or emerging products), his commission rate on future sales would have increased by 50% over base rates. If he exceeded 100% in both product groups, his commission rate on future sales in each product group would have increased by 100% over base rates. The 2010 Sales Commission Plan also provided for Mr. Claudy to earn (i) adjusted commissions for established and emerging product sales of over $250,000 to new customers and established sales of over $500,000 to existing customers and (ii) commissions on certain pre-2007 sales to the extent that we received the revenue from those sales in 2010.
          During 2010, our commissionable sales of established products totaled $287,875,374, representing approximately 93.47% of Mr. Claudy’s quota, and sales of emerging products totaled $99,445,576 million, representing approximately 55.25% of Mr. Claudy’s quota. Based on our 2010 performance, Mr. Claudy earned sales commissions of 122,921 euros, or $163,129, related to sales of established products, 66,762 euros, or $88,599, related to sales of emerging products, 14,848 euros, or

$19,679, of additional incentive compensation under the 2010 Sales Commission Plan and 2,588 euros, or $3,434, related to pre-2007 sales. For 2010, Mr. Claudy therefore earned a total sales commission of 207,099 euros, or $274,841, and achieved approximately 81.2% of his target sales commission.
          2011 Bonus Plan. In February 2011, upon the recommendation of the Compensation Committee, our Board approved our 2011 Bonus Plan under which eligible executive officers may earn cash bonuses based on the extent to which we achieve certain pre-set target adjusted operating income and orders goals for 2011. Under the terms of the 2011 Bonus Plan, each of our named executive officers (other than Mr. Claudy) who is employed by us on the date on which bonuses are paid (and who meets other eligibility requirements), will be eligible to receive a cash bonus equal to a percentage of his or her base salary based on our financial performance as measured by the degree to which we attain the pre-set goals for 2011.
          All payouts under the 2011 Bonus Plan are contingent upon us performing at or above our operating income target and independently meeting or exceeding 100% of our orders target. Once we have met our operating income target, a bonus pool will be created based on the sum of the following:
•	100% of the first $5 million of operating income earned by us above the operating income target;

•	0% of the next $5 million of operating income earned by us, such that a total of $5 million of the first $10 million of operating income above the operating income target has funded the bonus pool; and

•	One sixth (1/6) of each incremental dollar of operating income earned thereafter until such time as the bonus pool for all eligible officers is funded at 100%. The bonus pool at 100% is calculated as the sum of all eligible officers’ bonuses assuming payout at 100% of the target bonus level for each eligible officer.
          Provided that the orders target is at least 100% achieved, the calculated bonus will be based on a pro rata share of the bonus pool that is created as described above. Each eligible officer will only achieve 100% of his or her individual payout if the bonus pool is fully funded at 100% and we achieve 100% of our orders target. The specific amounts of the bonuses will be computed in accordance with the formulas set forth in the Bonus Plan, ranging from 60% for Messrs. Rush, de Lange and Kupinsky to 100% for Mr. Prabhu. With reduced percentage opportunities and maximum payment amounts, the potential bonus opportunity under the 2011 Bonus Plan is significantly less than the 2010 Bonus Plan.
          Especially in view of the current global economic environment and, in particular, the level of telecommunications carrier capital expenditures, our Compensation Committee believes that the target performance goals under the 2011 Bonus Plan are aggressive, and that there is a significant possibility that the goals may not be achieved. Our Board of Directors retains the right, upon the recommendation of the Compensation Committee, to amend or terminate the 2011 Bonus Plan at any time up until the filing of our Annual Report on Form 10-K for the year ending December 31, 2011.
          2011 Sales Commission Plan. Under the 2011 sales commission plan for Mr. Claudy, Mr. Claudy’s total sales quota for 2011 equals our sales target established based on our internal operating plan. Consistent with our internal operating plan, Mr. Claudy’s total sales quota is comprised of separate quotas for our established products and for our emerging products. Mr. Claudy’s commission rate is set so that his target commission for fully achieving his sales quota is 255,000 euros, or $338,411 based on an average euro to dollar exchange rate of 1.3271 during 2010. We determined that this target was appropriate for Mr. Claudy based on external market compensation data for comparable positions and our stated pay philosophy of targeting total cash compensation between the 50th and 60th percentile of that market range. If Mr. Claudy exceeds 100% of his total target annual quota, his commission rate on future sales will increase by 100% over base rates.
          Long-Term Equity Incentives
          Our Compensation Committee believes that by having a large portion of a named executive officer’s target compensation payable as equity compensation, we strongly align our executives’ interests with the interests of our shareholders, and that this alignment benefits us in the longer term by incenting our executive officers to create long-term shareholder value while concurrently achieving short-term company performance goals.
          Equity grants are generally made following the issuance of our annual earnings release. In determining the components, size and other terms of equity incentive grants to our named executive officers, the Compensation Committee considered a number of factors, including peer group data and competitive market data from our independent compensation consultant, the officer’s position and responsibilities, the business impact of the officer’s position, relative pay equity among our executive officers, previous equity incentive grants (if any) and the retention value of unvested equity incentive grants, promotions, individual experience and performance, the officer’s historic and current salary, the officer’s historic bonuses and current bonus opportunity, length of service to us, the grant date fair value of the proposed awards, the fact that we have generally only grant equity awards annually, the availability of shares under our equity incentive plans and our equity incentive overhang (defined as the sum of outstanding unexercised or unvested equity incentives plus equity incentives available for grant, divided by the outstanding shares of our Common Stock). In making its determinations, our Compensation Committee considered input from management, including our legal, finance and human resources officers, and the recommendations of our Chief Executive Officer (other than with respect to his own awards).
          SARs and RSUs granted to our named executive officers generally vest in equal annual installments over four years, as long as the holder remains an employee with us, except that historically new hire grants of SARs typically vest to the extent of 25% after one year of employment and then as to the remaining 75% in 12 equal quarterly installments thereafter. The service-based vesting provisions encourage the holder to remain an employee. Both SARs and RSUs are settled by delivery to the holder of shares of our Common Stock upon exercise (in the case of SARs) or vesting (in the case of RSUs). The base price of SARs is not less than the market price of our Common Stock on the date of grant. Like stock options, SARs only provide an executive officer with realizable compensation value if our stock price increases over the base price and our shareholders realize value. The effective date of any equity grant is always no earlier than the date on which our Compensation Committee approves the grant.
          The Compensation Committee believes that equity compensation should make up a greater portion of an officer’s compensation as his level of responsibility increases. For the 2010 equity grants, the Compensation Committee generally targeted total grant values so that a named executive officer’s total compensation (defined for this purpose as base salary, target bonus and the grant date value of equity awards) would be at approximately the 50th to 75th percentiles of market data for target performance.
          RSUs and PRSUs (if earned) give our executive officers the right to receive a specified number of shares of our Common Stock, at no cost to the officer, if the officer remains employed by us until the RSUs and PRSUs vest. Because the value of an RSU or PRSU is equal to our stock price at any point in time, the compensation value of an RSU or PRSU varies directly with changes in our stock price from the date of grant. Although its value may increase or decrease with changes in the stock price during the period before vesting, the RSUs and any earned PRSUs will have value in the long term, encouraging retention. By contrast, the entire compensation value of a stock option or SAR depends on our future stock price appreciation.
          Given the different benefits of RSUs, PRSUs and SARs, our Compensation Committee determined that it was appropriate to grant each named executive officer a mix of RSUs, PRSUs and SARs in February 2010. The February 2010 grants consisted of an equity mix of approximately 23% of the grant value in the form of SARs, 55% of the grant value in the form of PRSUs and 22% of the grant value in the form of RSUs. We did not grant stock options to any of our executive officers during 2010.
          The Compensation Committee determined the appropriate mix among SAR, PRSU and RSU awards in 2010 for each executive officer based upon an assessment of the individual officer’s existing holdings and prior grants, our goals to incent and retain each of our executive officers, market data and the recommendations of the Compensation Committee’s compensation consultant.
          SAR Awards. In February 2010, the Compensation Committee granted Messrs. Plastina, Claudy, de Lange and Kupinsky 77,000, 26,000, 31,000 and 27,000 SARs, respectively. The SARs have an exercise price equal to the closing sales price of our Common Stock on the date of grant as reported on Nasdaq (i.e., $16.52). The SARs only have value if our stock price increases, and such a stock price increase also benefits our shareholders. The SARs have a six-year term and vest in annual installments over a four-year period and are therefore intended to serve as a performance incentive. The SARs granted to our named executive officers in February 2010 represented 86% of all of our SAR grants for 2010.
          Performance-Based Restricted Stock Units. In February 2010, our Compensation Committee granted PRSUs to each of the executive officers, other than Mr. Everett. PRSUs are designed to reward the officer only if we achieve the revenue-based targets that were selected as metrics that should increase shareholder value. Although the PRSUs are performance-based, if we achieve the targets, the officer will receive value even if our stock price does not increase. Because of the one-year performance period and the scheduling of the vesting date, PRSUs are designed to serve a retention function as well as an incentive function.
          The PRSUs had a one year performance measurement period that ran from January 1, 2010 through December 31, 2010. The target 2010 revenue objective for the February 2010 PRSUs was $511,000,000. The minimum and maximum revenue objectives were equal to 90% and 110%, respectively, of the target revenue objective. The number of PRSUs that could have been earned by our named executive officers, at the target level, represented 14% of the total number of restricted stock units granted to our employees in 2010 (including the named executive officer target level PRSU grants). The Compensation Committee continued to believe that revenue was a good measure of financial performance during this period because revenue represents top line growth for us and is balanced by the operating income and orders targets in the annual bonus plan. Awards of PRSUs are not designed to, and they do not, reward past performance. By linking compensation to revenue, the incentivized performance occurs in the measurement period for which our named executive officers are being incentivized.
          At the time the Compensation Committee set the revenue goals for the PRSUs, the Compensation Committee believed that the goals were achievable but not without significant effort on the part of the named executive officers. The number of PRSUs that would have been earned by a named executive officer if the minimum revenue objective were met was equal to 50% of the target number of PRSUs. The number of PRSUs that would have been earned if the maximum revenue objective were met was equal to 150% of the target number of PRSUs. Because we achieved revenues that fell below the minimum revenue objective, none of the target PRSUs became earned and eligible for vesting. The following table sets forth the specific numbers of PRSUs that would have become earned and eligible for service-based vesting for the named executive officers if the minimum, target or maximum revenue objectives had been achieved, as well as the actual number of PRSUs that were earned:

	Total Number of PRSUs Earned if:

				Total
	Minimum	Target	Maximum	Number of
	Revenue	Revenue	Revenue	PRSUs
	Objective is	Objective is	Objective is	Actually
Named Executive Officer	Achieved	Achieved	Achieved	Earned

Franco Plastina	32,000	64,000	96,000	—

Gregory S. Rush	3,000	6,000	9,000	—

Wolrad Claudy	11,000	22,000	33,000	—

Ronald J. de Lange	13,000	26,000	39,000	—

Stuart H. Kupinsky	11,000	22,000	33,000	—
          If any PRSUs had been earned and become eligible for vesting, such PRSUs would have vested in four equal annual installments, with the first installment vesting on March 2, 2011, the fifth day following the date we filed our Annual Report on Form 10-K for the year ended December 31, 2010, provided that the officer continued employment with us. On the date of vesting, we would have issued to the officer shares of our Common Stock subject to the earned award, and no purchase price would be paid.
          Service-Based Restricted Stock Units. In February 2010, our Compensation Committee granted Messrs. Plastina, Rush, Claudy, de Lange and Kupinsky 26,000, 6,000, 9,000, 10,000 and 9,000 RSUs, respectively. In April 2010, in connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. Rush was granted an additional 25,000 RSUs. In May 2010, in recognition of his contributions to our acquisitions of Camiant, Inc. and Blueslice Networks, Inc., Mr. Kupinsky was granted an additional 5,000 RSUs. Each of our 2010 RSU grants will vest in equal annual installments over four years. The Compensation Committee deemed the grant of RSUs to be appropriate for 2010 to help incentivize and retain our named executive officers given the uncertain and volatile global economy, which presents a relatively high degree of risk associated with SARs, which have value based solely on our stock price, and PRSUs, which can only be earned based on our performance.
          2011 Equity Grants. In February 2011, the Compensation Committee made its annual equity awards to our named executive officers. These equity awards consisted of a mix of SARs and RSUs so that the total grant date value of a named executive officer’s annual equity awards for 2011 were targeted to be approximately 65% of value in the form of SARs and 35% of value in the form of RSUs. As we transition from our established to next generation products, the Compensation Committee deemed the grant of SARs and RSUs to be appropriate for 2011 to help retain our named executive officers and incentivize them to focus on long-term growth and share price appreciation instead of the shorter term financial goals emphasized by our PRSUs. The Compensation Committee provided the majority of our equity compensation in the form of SARs because the Compensation Committee believes that SARs are inherently performance-based and a form of at-risk compensation since they have no value unless the price of our Common Stock increases, which strengthens the linkage between our equity incentives and shareholder value creation, better aligns the interests of our named executive officers with those of our shareholders and places greater emphasis on long-term growth and stock performance rather than short-term financial and operational performance. Accordingly, based on the recommendation of the Compensation Committee’s compensation consultant, the Compensation Committee determined that our equity awards for 2011 would consist solely of SARs and RSUs.

          Details regarding the 2011 annual equity grants to the named executive officers are set out below:
•	SARs. Mr. Rush was granted 64,000 SARs, Mr. Claudy was granted 60,500 SARs, Mr. de Lange was granted 71,300 SARs and Mr. Kupinsky was granted 57,000 SARs. The SARs have a grant price of $7.66 (i.e., the closing sales price of our Common Stock on the date of grant as reported on Nasdaq) and will vest in equal annual installments over four years, subject to the officer’s continued employment with us.

•	RSUs. Messrs. Rush, Claudy, de Lange and Kupinsky were granted 13,300, 12,500, 14,700 and 11,800 RSUs, respectively, that will vest in equal annual installments over four years, subject to the officer’s continued employment with us.
          In addition to the annual equity awards, in February 2011, Messrs. Rush, de Lange and Kupinsky were also granted 2,400, 7,800 and 2,600 RSUs, respectively, to partially offset the impact of their reduced bonus opportunity percentages under the 2011 Bonus Plan. These awards will vest in equal installments over three years, subject to the officer’s continued employment with us.
          Stock Ownership Guidelines. The Board believes that our executive officers and outside directors should own and hold our Common Stock to further align their interests and actions with the interests of our shareholders. Therefore, we have adopted stock ownership guidelines for our executive officers and outside directors. The ownership guidelines for directors require directors to hold a number of shares of our Common Stock with a value equal to five times (5x) the Board’s annual retainer. For executive officers, the ownership guidelines are based on the officer’s position as follows:

Executive Officer Position	Target # of Shares
President and Chief Executive Officer	100,000
Executive Vice President and Chief Financial Officer; Senior Vice President, Corporate Affairs and General Counsel; and Executive Vice President, Global Product Solutions	25,000
All other executive officers	10,000
          The Compensation Committee is responsible for monitoring compliance with the guidelines. To the extent that a director does not already satisfy the applicable stock ownership requirement, he or she is expected to meet the target within three years of the date of the Annual Meeting. To the extent that an executive officer does not already satisfy the applicable stock ownership requirement, he or she is expected to meet the target within five years of February 26, 2010, which is the date our Compensation Committee completed its approval of the annual equity awards for executive officers for 2010. Newly appointed executive officers and outside directors will also have five years and three years, respectively, to come into compliance. Shares that count toward the ownership target include all shares directly or beneficially owned by the director or executive officer, except for stock options, SARs, unvested RSUs, unvested PRSUs and unvested restricted stock. The Compensation Committee will annually review the ownership targets for reasonableness and may modify the guidelines from time to time.
Benefits and Perquisites
          We currently provide the following broad-based benefits to our named executive officers generally on the same basis as these benefits are provided to all of our domestic employees (except for differences in Mr. Claudy’s benefits discussed below):
•	401(k) Plan

•	Health, dental and vision insurance

•	Life insurance

•	Short and long-term disability

•	Vacation

•	Opportunity to participate in our Amended and Restated 2005 Employee Stock Purchase Plan (the “ESPP”) (under which shares of our Common Stock can be purchased at a 15% discount)
          Certain of our officers have in the past also received relocation benefits when joining us. The main objectives of our benefits program are to provide our employees with access to quality healthcare, insurance for protection from unforeseen events and an opportunity to save for retirement. We believe that these benefits enhance employee productivity and loyalty and overall are consistent with the benefits offered by other companies with whom we compete for executive officers. Other than our 401(k) Plan and a defined contribution plan that we maintain for the benefit of Mr. Claudy, who is a resident of Germany, we do not provide any pensions or other retirement benefits for our executive officers. Mr. Claudy’s defined contribution plan is described below under “Employment Arrangements and Termination of Employment and Change in Control Arrangements.”
          Our Compensation Committee has determined that the payment of perquisites generally does not fit our pay-for-performance model and therefore should only represent a small part of our overall compensation package. Accordingly, our Compensation Committee only approves the payment of perquisites in limited circumstances after consideration of business need. At least annually, our Compensation Committee reviews these arrangements to ensure they continue to fulfill our business needs.
Severance and Change in Control Benefits
          Overview. Our executive officers are eligible to receive severance compensation and benefits under severance and change in control provisions contained in our 2007 Officer Severance Plan, as amended in May 2010 (the “Severance Plan”), if their employment is terminated under certain conditions. We believe that these provisions promote the ability of our executive officers to act in our best interests and the best interests of our shareholders in the event that a hostile or friendly change in control is under consideration without their being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change in control. We also believe that these provisions provide appropriate severance compensation and benefits to our executive officers if they are terminated without cause or terminate their employment for good reason under circumstances which do not involve a change in control.
          We believe that our Severance Plan makes the severance and change in control benefits provided to our executive officers competitive with the benefits provided by our peer group companies and is helpful to us in attracting and retaining executive officers. Finally, we believe that we benefit from these provisions because they provide a framework within which we may negotiate separation terms for situations not otherwise contemplated in any applicable plans or agreements.
          Under the Severance Plan each of our named executive officers qualifies as an eligible officer for purposes of receiving severance benefits thereunder. Under the Severance Plan, our named executive officers are entitled to receive severance payments and continuation of health care coverage upon termination of employment under specified circumstances (referred to in this discussion as general severance compensation) or in connection with a change in control (referred to in this discussion as change in control severance compensation).

          General Severance Compensation. Under the Severance Plan, each executive officer, including our named executive officers, is entitled upon termination of employment (other than in connection with a change in control) to receive general severance compensation if the termination occurs under the circumstances specified in the Severance Plan, including our termination of the officer’s employment as a result of a reduction in force or our divestiture of the operating unit in which an officer works. General severance compensation is not payable if termination occurs under certain other circumstances specified in the Severance Plan, including as a result of the voluntary resignation or retirement by the executive officer or the termination for “cause” of the executive officer. The general severance cash benefit payable to an eligible officer is equal to his or her highest rate of annual compensation multiplied by a percentage specified in the Severance Plan (ranging from 100% to 200%, depending on the officer’s title). In addition, eligible officers are also entitled to health care continuation coverage (ranging from 12 to 24 months, depending on the officer’s title).
          Change in Control Severance Compensation. In adopting the Severance Plan in May 2007, the Board and the Compensation Committee considered whether we should pay change in control benefits upon the occurrence of any change in control (as many companies do), but we instead elected to maintain a “double trigger” for such benefits to become payable. A named executive officer therefore only receives benefits if there is a change in control and the officer is terminated in connection with the change in control. Specifically, if we experience a change in control, in lieu of the general severance benefits described above, if an eligible officer elects for good reason to terminate employment within one year (or within 18 months in the case of any Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President) or if the officer is terminated without cause within two years, the officer will be entitled to receive change in control severance compensation and benefits. Our Compensation Committee, with the advice of our independent compensation consultant, determined that we could be competitive in the severance program for its executive officers without the more generous triggers that exist under “single trigger” plans and that had existed under our prior officer severance plan. The change in control severance compensation payable is equal to an executive officer’s highest rate of annual compensation multiplied by a percentage specified in the Severance Plan (ranging from 150% to 250%, depending on the officer’s title). In addition, in the event of a change in control, the Severance Plan provides for certain accelerated vesting of equity awards and health care continuation coverage (ranging from 12 to 18 months, depending on the officer’s title) under circumstances in which an officer is entitled to change in control severance benefits.
          If any payments or benefits arise under the plan or otherwise in connection with a change in control that would exceed the statutory limit under Section 280G of the Code, the Severance Plan provides a modified payment provision that allows our eligible executive officers to receive (i) such payments and benefits or (ii) an amount equal to the product of 2.99 and the base amount (as defined in Section 280G of the Code), whichever yields the highest after-tax benefit. The Severance Plan also previously provided for gross-up payments in certain cases; however, this feature of the plan was due to expire in May 2010 and our Compensation Committee, on the recommendation of our independent compensation consultant, elected not to renew the gross-up feature. Our Compensation Committee determined that the modified payment provisions of the Severance Plan would result in either equal or lower cost to us and would still be sufficient to mitigate or eliminate certain tax costs associated with the change in control payments and benefits to certain of our eligible officers (namely our Chief Executive Officer, Chief Financial Officer and any Chief Operating Officer or Executive Vice President). Therefore, the Severance Plan was amended in May 2010 to remove the gross-up feature and retain the modified payment provisions, as our Compensation Committee concluded that it was important to retain those provisions to enhance the competitiveness of the plan and its retention value.
          For the reasons stated above, the Compensation Committee believes that the Severance Plan protects shareholder interests and ensures continuity and focus during transition periods, and that the potential severance cost does not outweigh those benefits. Additional information regarding the Severance Plan, including regarding potential severance and change in control benefits and compensation, is provided under “Employment Agreements and Termination of Employment and Change in Control Arrangements” below.
Mr. Everett’s Retirement
          In connection with Mr. Everett’s retirement, on February 10, 2010, we entered into a separation agreement with Mr. Everett pursuant to which Mr. Everett ceased serving, effective March 31, 2010, as an executive officer and employee of our company and in all positions he held with our subsidiaries. In the separation agreement, Mr. Everett acknowledged that his retirement did not entitle him to receive any severance pay or benefits under the Severance Plan.
          Under the separation agreement, Mr. Everett agreed to provide consulting services to us for an initial consulting period of nine months following March 31, 2010 and for an additional consulting period of 12 months thereafter. The agreement requires us to pay Mr. Everett (i) for the initial consulting period, a consulting fee of $100,000 for up to 25 days of consulting services and consulting fees of $2,500 for each additional day of services and (ii) for the subsequent consulting period, consulting fees of $2,500 for each day of services. During 2010, Mr. Everett earned $101,930 for consulting services under the separation agreement.
Mr. Plastina’s Resignation
          Effective January 4, 2011, Mr. Plastina resigned as our President and Chief Executive Officer, as a member of the Board, as an employee of our company and from all positions held with our subsidiaries. In connection with Mr. Plastina’s resignation and in accordance with the terms of the Severance Plan, Mr. Plastina is receiving cash severance compensation of $2,508,000, payable over a period of 24 months. Pursuant to the terms of the Severance Plan, Mr. Plastina and his family members that are qualified beneficiaries will also receive continuing health care coverage for a period of 24 months following the termination of his employment. In connection with Mr. Plastina’s resignation, we entered into a consulting agreement pursuant to which, through February 28, 2011, Mr. Plastina performed services to facilitate our transition to an interim President and Chief Executive Officer.
Mr. Prabhu’s Appointment as Interim President and Chief Executive Officer
          On January 4, 2011, following Mr. Plastina’s resignation as our President and Chief Executive Officer, the Board appointed Krish A. Prabhu, who has been a director since May 2008, to assume the additional position of interim President and Chief Executive Officer and to serve in that position until Mr. Plastina’s successor is identified and appointed. Mr. Prabhu has also served as a member of the Corporate Development Committee since May 2008 and as chairperson of that committee since May 2009. Mr. Prabhu served as a member of the Compensation Committee from May 2008 until his appointment as interim President and Chief Executive Officer.
          In connection with Mr. Prabhu’s appointment as our interim President and Chief Executive Officer, the Board, upon the recommendation of the Compensation Committee, (i) established an annual base salary for Mr. Prabhu of $570,000 and (ii) for purposes of our executive officer bonus plans, fixed Mr. Prabhu’s target annual bonus opportunity at 100% of his annual base salary. In February 2011, in light of the difficult economic environment and consistent with our pay for performance culture, Mr. Prabhu requested that a portion of his annual salary be converted into a discretionary bonus opportunity. Accordingly, upon the joint recommendation of the Compensation Committee and Mr. Prabhu, the Board reduced Mr. Prabhu’s annual base salary to $310,000 and provided Mr. Prabhu a discretionary bonus opportunity for 2011 of $260,000, the amount of the salary reduction. Any such discretionary bonus would be in the Board’s sole discretion and would be in addition to any bonus earned under the 2011 Bonus Plan. Mr. Prabhu will not be eligible to receive benefits under the Severance Plan.
          In connection with Mr. Prabhu’s appointment, the Compensation Committee also approved a grant of up to 120,000 RSUs to him. Mr. Prabhu received an initial award of 10,000 RSUs upon commencement of his employment as interim President and Chief Executive Officer and will receive subsequent awards of 10,000 RSUs on each of the 11 monthly anniversaries thereafter on which he is still serving as our interim President and Chief Executive Officer. If Mr. Prabhu’s interim service ends on a date other than a monthly anniversary date, he will receive a final pro rata grant based on the time he has served since the previous monthly anniversary date. All of the RSUs will vest upon termination of Mr. Prabhu’s service as interim President and Chief Executive Officer. The 8,000 RSUs that were granted to Mr. Prabhu on May 14, 2010 as a non-employee director expired unvested as a result of Mr. Prabhu’s appointment as our interim President and Chief Executive Officer.
Tax and Accounting Considerations
          Tax Deductibility of Compensation Expense. Under Section 162(m) of the Code, a publicly held corporation such as ours will generally not be allowed a federal income tax deduction for otherwise deductible compensation paid to our named executive officers to the extent that compensation paid to a particular officer is not “performance-based” and exceeds $1 million in any fiscal year.
          Qualifying performance-based compensation, including compensation attributable to the issuance or exercise of equity incentives, such as nonstatutory stock options and SARs (or any other equity-based instrument for which the amount of compensation received is dependent solely on an increase in the value of our Common Stock after the date of grant), will not be subject to the deductibility limitation if certain conditions are met. The 2008 amendments to our 2003 Plan also allow us to grant PRSUs and RSAs that are intended to qualify as performance-based for purposes of Section 162(m). To qualify as performance-based, such awards must depend on the officer’s performance against pre-set objective performance goals established by our Outside Director Subcommittee, a special subcommittee of the Compensation Committee comprised solely of each of the Compensation Committee’s directors qualifying as “Outside Directors” under Section 162(m) of the Code.
          The base salaries, cash bonuses and certain equity incentive components of our executive compensation program generally do not constitute qualifying performance-based compensation for purposes of Section 162(m). The deductibility of compensation, however, is not the sole factor considered by our Board of Directors or Compensation Committee in establishing appropriate levels of compensation or structuring compensation and incentive programs. For example, RSUs, which we consider an important part of our equity compensation program, do not qualify as performance-based compensation for purposes of Section 162(m). Accordingly, there may be circumstances from time to time where a named executive officer’s compensation may exceed the amount that is deductible under Section 162(m), and our Board of Directors and Compensation Committee may nonetheless elect to provide such compensation in order to achieve our compensation objectives. For 2010, none of the compensation paid to our named executive officers exceeded the amount that is deductible under Section 162(m).
          Accounting Considerations. The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and performance-based compensation such as bonuses as expenses in the amount paid or to be paid to the named executive officers. Accounting rules also require us to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees and may not vest or be earned by such employees. The accounting expense of equity awards to employees is calculated in accordance with GAAP. Under GAAP, stock-based compensation expense is measured at the grant date based on the fair value of the award and is generally recognized on a straight-line basis over the vesting period. For performance-based equity awards, however, the expense is recognized on a straight-line basis over the requisite service period for the award and is subsequently adjusted based on the probability of earning the actual award. The Compensation Committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.
COMPENSATION COMMITTEE REPORT
          The information contained in this report by the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Tekelec (the “Company”) specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
          The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
COMPENSATION COMMITTEE
Carol G. Mills, Chairperson
Ronald W. Buckly
Thomas J. Coleman
Mark A. Floyd
COMPENSATION PROGRAM RISK ASSESSMENT
          During 2010, we conducted a risk assessment of our compensation policies and practices for all of our employees (not just our executive officers). Based on this review, we concluded that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. Our risk assessment included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the programs and their risks to company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout (e.g., bonus plans), with the ability of a participant to directly affect payout and the controls on participant action and payout. As part of our review, we specifically noted the following factors that reduce the likelihood that excessive risk taking would have a material adverse effect on us: (i) a strong internal control structure, (ii) payment to our employees of competitive base salaries and benefits that are not subject to performance risk, (iii) bonuses are based on a mix of targets that mitigates risk and (iv) short-term incentive compensation is counterbalanced with long-term incentive compensation.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
     The following table summarizes information for the year ended December 31, 2010 about compensation earned for services performed during 2010 in all capacities for our company by our former Chief Executive Officer, our current and former Chief Financial Officers and each of our other three most highly compensated executive officers serving at December 31, 2010. The individuals listed below are referred to in this Proxy Statement as our named executive officers.
SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive
				Stock	Option	Plan		All Other
Name and Principal		Salary		Awards	Awards	Compen-		Compen-
Position	Year	($)(1)		($)(2)	($)(3)	sation ($)(4)		sation ($)(5)		Total ($)

Franco Plastina(6)	2010	$570,000		$2,015,440	$436,937	—		$8,826		$3,031,203
Former President and	2009	570,000		1,103,400	223,440	$766,080		9,114		2,672,034
Chief Executive Officer	2008	570,000		821,000	979,880	940,801		8,614		3,320,295

Gregory S. Rush	2010	$285,443	(7)	$721,050	—	—		$8,772		$1,015,265
Senior Vice President and Chief Financial Officer

William H. Everett(8)	2010	$124,961	(9)	—	—	—		$101,930	(10)	$226,891
Former Executive	2009	360,000		$625,260	$133,280	$362,880		9,114		1,490,534
Vice President and Chief Financial Officer	2008	360,000		492,600	576,400	445,643		8,614		1,883,257

Wolrad Claudy(11)	2010	$258,785	(12)	$693,840	$147,537	$274,841	(15)	$50,052		$1,425,055
Executive Vice	2009	271,743	(13)	625,260	133,280	339,189	(16)	52,623		1,422,095
President, Global Sales	2008	284,498	(14)	476,400	—	420,342	(17)	54,760		1,236,000

Ronald J. de Lange	2010	$310,000		$809,480	$175,910	—		$8,826		$1,304,216
Executive Vice	2009	310,000		625,260	133,280	$312,480		9,114		1,390,134
President, Global Product Solutions	2008	310,000		821,000	432,300	383,748		8,614		1,955,662

Stuart H. Kupinsky	2010	$310,000		$771,440	$153,212	—		$8,826		$1,243,478
Senior Vice	2009	310,000		527,180	133,280	$243,040		9,114		1,222,614
President, Corporate	2008	310,000		328,400	374,660	298,470		8,614		1,320,144
Affairs and General Counsel

(1)	Includes amounts, if any, deferred at the election of the named executive officer under our 401(k) Plan. For more detailed information on the Compensation Committee’s process and philosophy in setting base salary, please refer to the Compensation Discussion and Analysis and in particular the section entitled “2010 Compensation—Base Salaries.”

(2)	The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock awards granted to our named executive officers during 2008, 2009 and 2010. Values for PRSUs are computed based upon the probable outcome of the performance condition as of the grant date for the award. The assumptions made in determining the fair values of our stock awards are set forth in Notes 1 and 13 to our 2010 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 25, 2011. Because we did not achieve the minimum revenue objectives for our PRSUs, all of the PRSUs granted to our named executive officers were forfeited.

The table below shows the maximum possible payout for the PRSUs:

Name	2010	2009	2008

Franco Plastina	$1,585,920	$1,103,400	$1,231,500

Gregory S. Rush	148,680	—	—

William H. Everett	—	625,260	738,900

Wolrad Claudy	545,160	625,260	—

Ronald J. de Lange	644,280	625,260	615,750

Stuart H. Kupinsky	545,160	533,310	492,600

(3)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the SARs granted to our named executive officers during 2008, 2009 and 2010. The assumptions made in determining these values are set forth in Notes 1 and 13 to our 2010 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 25, 2011.

(4)	The amount shown for each of the named executive officers for each year was paid under our applicable officer bonus plan. For more detailed information on the Compensation Committee’s process and philosophy in awarding bonuses, please refer to the Compensation Discussion and Analysis and in particular the section entitled “2010 Compensation Determinations—Cash Bonuses.”

(5)	With respect to 2010, the amounts shown in this column include:
•	the dollar value of premiums paid by us for group term life insurance for the benefit of Messrs. Plastina, de Lange and Kupinsky, in the amount of $576, Mr. Everett in the amount of $144, and Mr. Rush in the amount of $522;

•	our contributions of $8,250 to the 401(k) Plan accounts of each of the named executive officers, other than Mr. Claudy; and

•	for Mr. Claudy, an annual car allowance of $30,674 and contributions in the total amount of $19,409 made by us to a defined contribution plan in which Mr. Claudy, who is a resident of Germany, participates (in each case, the dollar amount is based on an average euro to dollar exchange rate of 1.3271 for 2010).

(6)	Mr. Plastina resigned as President and Chief Executive Officer on January 4, 2011.

(7)	Includes $9,500 vacation payout to Mr. Rush.

(8)	Mr. Everett retired from his position as our Executive Vice President and Chief Financial Officer on March 31, 2010.

(9)	Includes $30,807 vacation payout to Mr. Everett.

(10)	Represents fees earned by Mr. Everett for consulting services he provided under the separation agreement.

(11)	Mr. Claudy became Executive Vice President, Global Sales in May 2010.

(12)	Based on an average euro to dollar exchange rate of 1.3271 for 2010.

(13)	Based on an average euro to dollar exchange rate of 1.393553 for 2009.

(14)	Based on an average euro to dollar exchange rate of 1.4737 for 2008.

(15)	Represents Mr. Claudy’s sales commissions of $274,841 (based on an average euro to dollar exchange rate of 1.3271 for 2010).

(16)	Represents Mr. Claudy’s sales commissions of $339,189 (based on an average euro to dollar exchange rate of 1.393553 for 2009).

(17)	Represents Mr. Claudy’s sales commissions of $420,342 (based on an average euro to dollar exchange rate of 1.4737 for 2008).

GRANTS OF PLAN-BASED AWARDS IN 2010
          The following table sets forth certain information concerning grants of awards under our plans during 2010 to our named executive officers.

									All Other
									Option
		Estimated Possible Payouts under			Estimated Possible Payouts under			All Other	Awards:
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock	Number
								Awards:	of	Exercise
								Numbers	Securities	or Base	Grant Date
								of Shares	Under-	Price of	Fair Value of
								of Stock	lying	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	Awards
Franco Plastina	First Half 2010	$114,000	$228,000	$342,000	—	—	—	—	—	—	—
	Annual 2010	228,000	456,000	684,000	—	—	—	—	—	—	—
	02/26/10	—	—	—	32,000	64,000	96,000	—	—	—	$1,057,280
	02/25/10	—	—	—	—	—	—	26,000	—	—	429,520
	02/25/10	—	—	—	—	—	—	—	77,000	$16.52	436,937

Gregory S. Rush	First Half 2010	33,833	67,667	101,500	—	—	—	—	—	—	—
	Annual 2010	67,667	135,333	203,000	—	—	—	—	—	—	—
	02/26/10	—	—	—	3,000	6,000	9,000	—	—	—	99,120
	02/25/10	—	—	—	—	—	—	6,000	—	—	99,120
	04/26/10	—	—	—	—	—	—	25,000	—	—	473,250

Wolrad Claudy		—	338,411(5)	—	—	—	—	—	—	—	—
	02/26/10	—	—	—	11,000	22,000	33,000	—	—	—	363,440
	02/25/10	—	—	—	—	—	—	9,000	—	—	148,680
	02/25/10	—	—	—	—	—	—	—	26,000	$16.52	147,537

Ronald J. de Lange	First Half 2010	46,500	93,000	139,500	—	—	—	—	—	—	—
	Annual 2010	93,000	186,000	279,000	—	—	—	—	—	—	—
	02/26/10	—	—	—	13,000	26,000	39,000	—	—	—	429,520
	02/25/10	—	—	—	—	—	—	10,000	—	—	165,200
	02/25/10	—		—	—	—	—	—	31,000	$16.52	175,910

Stuart H. Kupinsky	First Half 2010	36,167	72,333	108,500	—	—	—	—	—	—	—
	Annual 2010	72,333	144,667	217,000	—	—	—	—	—	—	—
	02/26/10	—		—	11,000	22,000	33,000	—	—	—	363,440
	02/25/10	—		—	—	—	—	9,000	—	—	148,680
	05/13/10	—		—	—	—	—	5,000	—	—	77,600
	02/25/10	—		—	—	—	—	—	27,000	$16.52	153,212

(1)	These columns show the range of possible payouts for formula-based cash incentive bonuses for our named executive officers (other than for Mr. Claudy who is eligible to receive sales commissions in lieu of bonuses) under the 2010 Bonus Plan. The 2010 Bonus Plan provided for bonuses based on the achievement of our financial performance objectives during the first six months (“First Half 2010”) and the full year (“Annual 2010”). Our objectives consisted of (i) threshold, target and maximum adjusted operating income and orders objectives and (ii) threshold and target revenue objectives. In this table, the “threshold” column represents the amounts payable if, for both the First Half 2010 and Annual 2010, we had achieved the threshold adjusted operating income, revenue and orders objectives (which were each set at 90% of the respective target objectives). The “target” column represents the amounts payable if, for both the First Half 2010 and Annual 2010, we had achieved our target adjusted operating income, revenue and orders targets. The “maximum” column represents the amounts payable if, for both the First Half 2010 and Annual 2010, we had achieved our revenue target and our maximum adjusted operating income and orders targets (both of such maximum targets were equal to 110% of target levels). The actual total amount, if any, payable to each named executive officer for 2010 pursuant to the 2010 Bonus Plan is set forth in the Summary Compensation Table above under the column titled “Non-Equity Incentive Plan Compensation.” Because we did not achieve the minimum performance goals under our 2010 Bonus Plan, no such payments were made.

(2)	With respect to the PRSUs awarded to the executive officers in February 2010 under the 2003 Plan, this column shows the range of the number of PRSUs that could have become earned and eligible for service-based vesting based on our revenues during the period that began on January 1, 2010 and that ended on December 31, 2010. The “threshold” column represents the number of PRSUs that would have become earned and eligible for vesting if we had achieved the minimum revenue objective required to be achieved to avoid forfeiture of the PRSUs. The “target” and “maximum” columns represent the number of PRSUs that would have become earned and eligible for vesting if we had achieved the target or maximum revenue objectives. Because we did not achieve our minimum revenue objective, all of the PRSUs granted to our named executive officers were forfeited.

(3)	Represents the grant of RSUs under our 2003 Plan.

(4)	Represents the grant of stock-settled SARs under our 2003 Plan.

(5)	The amount shown for Mr. Claudy represents his target sales commission for 2010. The foregoing dollar amounts are based on an average euro to dollar exchange rate of 1.3271 for 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010
          The following table sets forth certain information concerning outstanding unexercised or unvested equity awards that were held as of December 31, 2010 by our named executive officers.

	Option Awards				Stock Awards
							Equity
							Incentive	Equity
							Plan	Incentive Plan
							Awards:	Awards:
							Number of	Market or
		Number of					Unearned	Payout Value
	Number of	Securities			Number of		Shares,	of Unearned
	Securities	Underlying			Shares or	Market Value	Units or	Shares, Units
	Underlying	Unexercised			Units of	of Shares or	Other	or Other
	Unexercised	Options	Option	Option	Stock That	Units of Stock	Rights That	Rights That
	Options	Unexercisable	Exercise	Expiration	Have Not	That Have Not	Have Not	Have Not
Name	Exercisable (#)	(#)	Price ($)	Date	Vested (#)	Vested ($)(1)	Vested (#)	Vested ($)(1)

Franco Plastina	437,500(2)	-	$11.96	8/9/12	-	-	-	-
	-	-	-	-	22,500(3)	$267,975.00	-	-
	85,000(4)	85,000(4)	16.42	5/16/14	-	-	-	-
	-	-	-	-	16,299(5)	194,121.09	-	-
	14,250(6)	42,750(6)	12.26	2/27/15	-	-	-	-
	-	-	-	-	53,288(7)	634,660.08	-	-
	-	77,000(8)	16.52	2/26/16	-	-	-	-
	-	-	-	-	22,500(9)	267,975.00	-	-
	-	-	-	-	26,000(10)	309,660.00	-	-
	-	-	-	-	-	-	64,000(11)	$762,240.00

Greg Rush	-	-	-	-	15,000(12)	$178,650.00	-	-
	-	-	-	-	5,000(13)	$59,550.00	-	-
	-	-	-	-	2,500(14)	$29,775.00	-	-
	-	-	-	-	5,625(15)	$66,993.75	-	-
	-	-	-	-	6,000(16)	$71,460.00	-	-
	-	-	-	-	25,000(17)	$297,750.00	-	-
	-	-	-	-	6,661(18)	$79,332.51	-	-

Wolrad Claudy	-	25,500(19)	$12.26	2/27/15	-	-	-	-
	-	-	-	-	20,000(20)	$238,200.00	-	-
	-	26,000(21)	16.52	2/26/16	-	-	-	-
	-	-	-	-	5,000(22)	$59,550.00	-	-
	-	-	-	-	30,196(23)	359,634.36	-	-
	-	-	-	-	12,750(24)	151,852.50	-	-
	-	-	-	-	9,000(25)	107,190.00	-	-
	-	-	-	-	-	-	22,000(11)	262,020.00

Ronald J. de Lange	137,550(26)	-	$17.80	9/30/13	-	-	-	-
	-	-	-	-	10,000(27)	$119,100.00	-	-
	37,500(28)	37,500(27)	16.42	5/16/14	-	-	-	-
	-	-	-	-	12,500(29)	148,875.00	-	-
	8,500(30)	25,500(30)	12.26	2/27/15	-	-	-	-
	-	-	-	-	8,150(31)	97,066.50	-	-
	-	31,000(32)	16.52	2/26/16	-	-	-	-
	-	-	-	-	30,196(33)	359,634.36	-	-
	-	-	-	-	12,750(34)	151,852.20	-	-
	-	-	-	-	10,000(35)	119,100.00	-	-
	-	-	-	-	-	-	26,000(11)	309,660.00

Stuart Kupinsky	28,250(36)	14,126(36)	$14.63	5/7/13	-	-	-	-
	-	-	-	-	9,500(37)	113,145.00	-	-
	16,250(38)	32,500(38)	16.42	5/16/14	-	-	-	-
	-	-	-	-	6,520(39)	77,653.20	-	-
	-	25,500(40)	12.26	2/27/15	-	-	-	-
	-	-	-	-	25,756(41)	306,753.96	-	-
	-	27,000(42)	16.52	2/26/16	-	-	-	-
	-	-	-	-	10,500(43)	125,055.00	-	-

	Option Awards				Stock Awards
Equity
							Incentive	Equity
							Plan	Incentive Plan
							Awards:	Awards:
							Number of	Market or
		Number of					Unearned	Payout Value
	Number of	Securities			Number of		Shares,	of Unearned
	Securities	Underlying			Shares or	Market Value	Units or	Shares, Units
	Underlying	Unexercised			Units of	of Shares or	Other	or Other
	Unexercised	Options	Option	Option	Stock That	Units of Stock	Rights That	Rights That
	Options	Unexercisable	Exercise	Expiration	Have Not	That Have Not	Have Not	Have Not
Name	Exercisable (#)	(#)	Price ($)	Date	Vested (#)	Vested ($)(1)	Vested (#)	Vested ($)(1)
	-	-	-	-	9,000(44)	107,190.00	-	-
	-	-	-	-	5,000(45)	59,550.00	-	-
	-	-	-	-	-	-	22,000(11)	262,020.00

(1)	Market value is based on the closing sales price of a share of our Common Stock of $11.91 on December 31, 2010, as reported on the Nasdaq Global Select Market.

(2)	1,000,000 SARs granted August 9, 2006 vested and became exercisable as to 25% of the SARs on February 6, 2007 and as to the remaining 75% of the SARs vest in 12 equal quarterly installments commencing June 30, 2007.

(3)	Of 100,000 PRSUs awarded May 7, 2007, in February 2008, (i) 90,000 PRSUs became earned and eligible for vesting in February 2008 and (ii) 10,000 PRSUs were forfeited. The PRSUs that were earned vest in four equal annual installments commencing May 7, 2008.

(4)	170,000 SARs granted May 16, 2008 vest and become exercisable in four equal annual installments commencing May 16, 2009.

(5)	Of 75,000 PRSUs awarded May 16, 2008, in February 2009, (i) 32,598 PRSUs became earned and eligible for vesting and (ii) 42,402 PRSUs were forfeited. The PRSUs that were earned vested 50% on February 25, 2010, and 50% on February 25, 2011.

(6)	57,500 SARs granted February 27, 2009 vest and become exercisable in four equal annual installments commencing February 27, 2010.

(7)	Of 90,000 PRSUs awarded February 27, 2009, (i) 53,288 PRSUs became earned and eligible for vesting and (ii) 36,712 PRSUs were forfeited. The PRSUs that were earned shall vest in full on February 27, 2012.

(8)	77,000 SARs granted February 26, 2010 vest and become exercisable in four equal annual installments commencing February 26, 2011.

(9)	30,000 RSUs granted February 27, 2009 vest in four equal annual installments commencing on February 27, 2010.

(10)	26,000 RSUs granted February 26, 2010 vest in four equal annual installments commencing on February 26, 2011.

(11)	Represents the target number of PRSUs that would have become earned and eligible for service-based vesting if we had achieved a target revenue objective for 2010. Because we did not achieve the minimum revenue objectives for our PRSUs, all of the PRSUs granted to our named executive officers were forfeited.

(12)	30,000 RSUs awarded February 29, 2008 vest in four equal annual installments commencing on March 1, 2009.

(13)	20,000 RSUs awarded May 7, 2007 vest in four equal annual installments commencing on May 7, 2008.

(14)	10,000 RSUs awarded February 26, 2007 vest in four equal annual installments commencing on February 26, 2008.

(15)	7,500 RSUs awarded February 27, 2009 vest in four equal annual installments commencing on February 27, 2010.

(16)	6,000 RSUs awarded February 26, 2010 vest in four equal annual installments commencing on February 26, 2011.

(17)	25,000 RSUs awarded April 26, 2010 vest in four equal annual installments commencing on April 26, 2011.

(18)	Of 11,250 PRSUs awarded February 27, 2009, (i) 6,661 PRSUs became earned and eligible for vesting and (ii) 4,589 PRSUs were forfeited. The PRSUs that were earned shall vest in full on February 27, 2012.

(19)	34,000 SARs granted February 27, 2009 vest and become exercisable in four equal annual installments commencing February 27. 2010.

(20)	40,000 RSUs awarded February 29, 2008 vest in four equal annual installments commencing March 1, 2009.

(21)	26,000 SARs granted February 26, 2010 vest and become exercisable in four equal annual installments commencing February 26. 2011.

(22)	20,000 RSUs awarded February 26, 2007 vest in four equal annual installments commencing February 26, 2008.

(23)	Of 51,000 PRSUs awarded February 27, 2009, (i) 30,196 PRSUs became earned and eligible for vesting and (ii) 20,804 PRSUs were forfeited. The PRSUs that were earned shall vest in full on February 27, 2012.

(24)	17,000 RSUs awarded February 27, 2009 vest in four equal annual installments commencing March 1, 2009.

(25)	9,000 RSUs granted February 26, 2010 vest in four equal annual installments commencing on February 26, 2011.

(26)	200,000 non-qualified stock options granted August 2, 2005 vested and became exercisable as to 50,000 shares on July 27, 2006 and as to the remaining 150,000 shares vest in 12 equal quarterly installments commencing December 31, 2006.

(27)	40,000 RSUs awarded February 26, 2007 vest in four equal annual installments commencing February 26, 2008.

(28)	34,000 SARs granted February 27, 2009 vest and become exercisable in four equal annual installments commencing February 27. 2010.

(29)	Of 37,500 PRSUs awarded May 16, 2008, in February 2009, (i) 16,299 PRSUs became earned and eligible for vesting and (ii) 21,201 PRSUs were forfeited. The PRSUs that were earned vested 50% on February 25, 2010, and 50% on February 25, 2011.

(30)	31,000 SARs granted February 26, 2010 vest and become exercisable in four equal annual installments commencing February 26, 2011.

(31)	Of 51,000 PRSUs awarded February 27, 2009, (i) 30,196 PRSUs became earned and eligible for vesting and (ii) 20,804 PRSUs were forfeited. The PRSUs that were earned shall vest in full on February 27, 2012.

(32)	17,000 RSUs granted February 27, 2009 vest in four equal annual installments commencing on February 27, 2010.

(33)	10,000 RSUs granted February 26, 2010 vest in four equal annual installments commencing on February 26, 2011.

(34)	25,000 RSUs granted May 16, 2008 vest in four equal annual installments commencing on May 15, 2009.

(35)	75,000 SARs granted May 16, 2008 vest and become exercisable in four equal annual installments commencing May 16, 2009.

(36)	113,000 SARs granted May 7, 2007 vested and became exercisable as to 28,250 SARs on May 7, 2008 and as to the remaining 84,750 SARs vest in 12 equal quarterly installments commencing September 30, 2008.

(37)	38,000 RSUs awarded May 15, 2007 vest in four equal annual installments commencing May 15, 2008.

(38)	65,000 SARs granted May 16, 2008 vest and become exercisable in four equal annual installments commencing May 16, 2009.

(39)	Of 30,000 PRSUs awarded May 16, 2008, in February 2009, (i) 13,039 PRSUs became earned and eligible for vesting and (ii) 16,961 PRSUs were forfeited. The PRSUs that were earned vested 50% on February 25, 2010, and 50% on February 25, 2011.

(40)	34,000 SARs granted February 27, 2009 vest and become exercisable in four equal annual installments commencing February 27. 2010.

(41)	Of 43,500 PRSUs awarded February 27, 2009, (i) 25,756 PRSUs became earned and eligible for vesting and (ii) 17,744 PRSUs were forfeited. The PRSUs that were earned shall vest in full on February 27, 2012.

(42)	27,000 SARs granted February 26, 2010 vest and become exercisable in four equal annual installments commencing February 26, 2011.

(43)	14,000 RSUs granted February 27, 2009 vest in four equal annual installments commencing on February 27, 2010.

(44)	9,000 RSUs granted February 26, 2010 vest in four equal annual installments commencing on February 26, 2011.

(45)	5,000 RSUs granted May 13, 2010 vest in four equal annual installments commencing on May 13, 2011.
OPTION EXERCISES AND STOCK VESTED IN 2010
          The following table sets forth certain information concerning stock option exercises and the vesting of RSUs and PRSUs during 2010 for our named executive officers.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized on	Acquired on Vesting	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)(1)	(#)(2)	Vesting ($)(2)

Franco Plastina	262,500	$866,625	61,924	$992,038

Gregory S. Rush	—	—	21,875	334,862

William H. Everett	33,500	54,000	22,779	380,686

Wolrad Claudy	26,000	81,939	26,750	412,330

Ronald J. de Lange	62,500	44,065	29,899	482,665

Stuart H. Kupinsky	38,875	115,069	19,519	312,835

(1)	Represents the value realized upon exercise of Mr. Plastina – 262,500 SARs; Mr. Everett – 33,500 SARs; Mr. Claudy – 8,500 SARs and 17,500 stock options; Mr. de Lange – 62,500 stock options; and Mr. Kupinsky – 38,875 SARs. The value realized equals the difference between the exercise price of the SARs or stock options, as applicable, and the closing sales price of our Common Stock on the date of exercise as reported on the Nasdaq Global Select Market, multiplied by the number of shares for which the SARs or stock options, as applicable, were exercised.

(2)	The value realized equals the closing sales price of our Common Stock on the vesting date as reported on the Nasdaq Global Select Market, multiplied by the number of RSUs and PRSUs that vested. Of such shares, the following aggregate numbers of shares were withheld to cover tax withholding obligations upon vesting: Mr. Plastina – 23,372 shares; Mr. Rush – 7,324 shares; Mr. Everett – 7,542 shares; Mr. Claudy – 13,185 shares; Mr. de Lange – 9,925 shares; and Mr. Kupinsky – 6,557 shares.

Pension Benefits/Nonqualified Deferred Compensation Plans
          Our named executive officers did not receive any benefits in 2010 from us under deferred pension or deferred contribution plans, other than (i) benefits under our 401(k) Plan (as described in Footnote 6 to the Summary Compensation Table above) and (ii) a defined contribution plan benefit (as described in Footnote 6 to the Summary Compensation Table above) that was provided to Mr. Claudy, who is a resident of Germany, under a defined contribution plan that we maintain for eligible employees in Germany.
          Pursuant to the terms of the defined contribution plan, we contribute an amount equal to 7.5% of Mr. Claudy’s agreed gross salary per year into his plan account. Accrued benefits under the plan vested in September 2008 (following five years of plan membership) and will be paid when Mr. Claudy attains the age of 65 and his employment with us is terminated. Mr. Claudy may also make contributions to the plan on a voluntary basis. The value of benefits to be paid out under the defined contribution plan will equal the accrued benefit in Mr. Claudy’s plan account at age 65 or upon the earlier termination of his employment with us. Benefits under the plan will be paid in monthly payments or in a lump sum payment. The accrued benefits will increase by future surplus shares of the reinsurance company. The defined contribution plan also provides the following benefits:
•	Early retirement benefits will be paid to Mr. Claudy (prior to obtaining the age of 65) under certain circumstances. The value of the benefits will equal the accrued benefit at the date Mr. Claudy terminates his employment with us.

•	Widow’s benefits will be paid in the event of Mr. Claudy’s death while an active employee or a pensioner. The widow’s benefits would amount to 60% of Mr. Claudy’s benefit entitlement at the time of death.

•	Disability benefits will be paid if Mr. Claudy’s employment with us ends before he attains the age of 65 and he is entitled to plan benefits on grounds of full or partial reduced earning capacity. The disability benefits are equal to 100% of the projected retirement pension at age 65.
          The table below sets forth information for Mr. Claudy’s contribution plan for the year ended December 31, 2010.
NONQUALIFIED DEFERRED COMPENSATION(1)

		Registrant			Aggregate
	Executive	Contributions in	Aggregate	Aggregate	Balance at Last
	Contributions in	Last Fiscal Year	Earnings in Last	Withdrawals/	Fiscal Year-End
Name	Last Fiscal Year ($)	($)	Fiscal Year ($)	Distributions ($)	($)
Wolrad Claudy	$39,813	$19,409(2)	$78	—	$258,519(3)

(1)	All amounts in this table have been converted from euros to U.S. dollars based on an average euro to dollar exchange rate of 1.3271 for 2010.

(2)	Reflects contributions made by us under the defined contribution plan. This amount is also included in the “All Other Compensation” column of the Summary Compensation Table above.

(3)	Of such amount, approximately $135,217 is attributable to contributions made by us, of which we have reported $19,409, $20,381 and $20,691 in the “All Other Compensation” column of the Summary Compensation Table for 2010, 2009 and 2008, respectively, and approximately $123,302 is attributable to contributions made by Mr. Claudy on a voluntary basis.

Employment Agreements and Termination of Employment and Change in Control Arrangements
          In May 2007, our Compensation Committee recommended, and our Board approved, the Severance Plan, as amended in May 2010, in order to provide more competitive severance benefits to our executive officers and to reflect tax law provisions and the regulations thereunder that had been enacted since the adoption of our previous officer severance plan. The amount of severance provided under the plan depends on the officer and whether the termination is in connection with a change in control. Severance is only payable on a double-trigger basis, which means that the executive officer’s employment must be terminated for him or her to receive severance. The application of and potential payments under the plan are discussed below.
          General Severance Compensation (Termination Not in Connection with a Change in Control)
          Overview. Under the Severance Plan, each of our executive officers who was named as an eligible officer therein (or later designated by our Board as an eligible officer for purposes of the Severance Plan) is entitled upon termination of employment (other than in connection with a change in control of us) to receive general severance compensation and benefits if the termination is non-temporary and occurs under the circumstances specified in the Severance Plan, including (in addition to other circumstances set forth in the Severance Plan) our termination of the officer’s employment as a result of a reduction in force or our divestiture of the operating unit in which an officer works.
          General severance benefits will not be payable if termination occurs under certain other circumstances specified in the Severance Plan, including (in addition to other circumstances set forth in the Severance Plan) as a result of the officer’s retirement or our termination of the officer for “cause” (as defined in the Severance Plan). The Severance Plan defines “cause” principally to include (in addition to other circumstances set forth in the Severance Plan) the officer’s failure to follow our policies or to perform material duties, gross incompetence, embezzlement or misappropriation of our property, the offer, payment, solicitation or acceptance in violation of company policy or law of any bribe or kickback, conviction of a felony and violations of nondisclosure and propriety agreements with us.
          Cash Compensation and Healthcare Continuation. The general severance cash benefit payable to an eligible officer is equal to his or her highest rate of annual compensation multiplied by a percentage specified in the Severance Plan (ranging from 100% to 200%, depending on the officer’s title). Annual compensation is defined in the Severance Plan as an officer’s highest annual rate of base salary plus his or her most recent target bonus amount, commissions and incentive compensation. General severance benefits are payable in equal monthly installments over the applicable severance period specified in the Severance Plan (ranging from 12 months to 24 months, depending on the officer’s title), and subject to adjustments in timing to avoid certain adverse tax consequences to the officer. In addition, eligible officers also receive continuation, at our expense, of health care coverage following termination of employment for the duration of the officer’s severance period.

          Tabular Disclosure of General Severance. Each of our named executive officers qualifies as an eligible officer for purposes of the Severance Plan. The general severance compensation that would be payable under the Severance Plan to the named executive officers if their employment were terminated as of December 31, 2010 under circumstances entitling them to benefits under the Severance Plan as general severance compensation would be approximately as set forth in the below table:

		Perquisites/
Named Executive	Cash	Benefits	Total
Officer	($)	($)(1)	($)
Franco Plastina(2)	$2,508,000	$31,767	$2,539,767
Gregory S. Rush	739,500	23,825	763,325
William H. Everett(3)	—	—	—
Wolrad Claudy(4)	659,900	—	659,900
Ronald J. de Lange	883,500	7,914	891,414
Stuart H. Kupinsky	685,100	23,825	708,925

(1)	Represents the cost of healthcare continuation that we would pay during the severance period. Amounts reflect the cost of continuing coverage based on the coverage and premium rates in force on December 31, 2010.

(2)	In connection with Mr. Plastina’s resignation on January 4, 2011, he is receiving (i) total cash severance compensation of $2,508,000 and (ii) continuing health care coverage costing $31,767 for him and his family members that are qualified beneficiaries for a period of 24 months following the termination of his employment.

(3)	Mr. Everett did not receive any severance payments upon his retirement on March 31, 2010.

(4)	Mr. Claudy’s compensation is payable in euros, and this amount is based on an average euro to dollar exchange rate of 1.3271 for 2010.
          Change in Control Severance Compensation
          Overview. In the event of any change in control of us and in lieu of the general severance benefits described above, the Severance Plan provides that if an eligible officer elects for “good reason” (as defined in the Severance Plan) to terminate his or her employment with us (or an acquiror) within one year (or 18 months in the case of any Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President) or if the officer is terminated without cause (as defined in the Severance Plan) within two years, the officer will be entitled to receive change in control severance compensation and benefits under the Severance Plan.
          The Severance Plan defines a “change in control” principally to include (in addition to other circumstances set forth in the Severance Plan) an acquisition, merger, consolidation, sale or other disposition of all or substantially all assets of our company. The Severance Plan defines “good reason” principally to include (in addition to other circumstances set forth in the Severance Plan) the reduction of an officer’s salary, the assignment to the officer of duties inconsistent with his or her position prior to the change in control or the failure of an acquiror to offer employment to the officer at least ten days prior to the change in control on terms and conditions generally no less favorable than the terms and conditions of the officer’s employment prior to the change in control.
          Cash Compensation and Healthcare Continuation. The change in control severance compensation payable to an eligible officer will be equal to his or her highest rate of annual compensation multiplied by a percentage specified in the Severance Plan (ranging from 150% to 250%, depending on the officer’s title). Change in control cash severance compensation is payable in one lump sum following termination of employment, subject to adjustments in timing to avoid certain adverse tax consequences to the officer. In addition, eligible officers also receive continuation, at our expense, of health care coverage following termination of employment until the first to occur of the last day of the officer’s applicable severance period (ranging from 18 months to 30 months, depending on the officer’s title) or the officer’s coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985.

          Change in Control Acceleration of Vesting of Equity Awards. In addition, if in connection with a change in control (i) an eligible officer is not offered employment with the acquiror on terms and conditions generally no less favorable than the terms and conditions of his or her employment prior to the change in control, or (ii) an eligible officer’s employment is terminated by us or an acquiror without cause within two years following a change in control or by the officer for good reason within one year (or 18 months in the case of a Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President) following a change in control, then the officer’s unvested options, SAR, RSUs, PRSUs and other rights to acquire our (or the acquiror’s) securities or property, other than rights granted after the change in control, will automatically vest and, in the case of options and SARs, become exercisable in full for a period of one year following the change in control (in the case of an officer who is not offered comparable employment) or termination of employment (in the case of an officer who is terminated without cause or who terminates for good reason within the specified time period), subject in all cases to earlier expiration of the rights in accordance with their terms.
          Section 280G. In the event that any payment or benefits payable under the plan or otherwise in connection with a change in control exceeds the statutory limit under Section 280G of the Code, the Severance Plan provides for our eligible executive officers to receive (i) such payment and benefits or (ii) an amount equal to the product of 2.99 and the base amount (as defined in Section 280G of the Code), whichever yields the highest after-tax benefit. This provision is designed to avoid or mitigate certain tax costs associated with the benefits to certain of our eligible officers (namely any Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Executive Vice President).
          Tabular Disclosure of Change-in-Control Severance. Each of our named executive officers qualifies as an eligible officer for purposes of the Severance Plan. The change-in-control severance compensation that would be payable under the Severance Plan to the named executive officers if their employment were terminated as of December 31, 2010 under circumstances entitling them to change-in-control benefits under the Severance Plan would be approximately as set forth in the below table

	Severance		Unexercisable	Restricted	Total Change
	Cash	Perquisites/	Options	Stock Units	in Control
	Compensation	Benefits	that Vest	that Vest	Compensation
Named Executive Officer	($)	($)(1)	($)(2)	($)(3)	($)

Franco Plastina	$3,135,000	$23,825	—	$1,674,391	$4,833,216

Gregory S. Rush	986,000	23,825	—	783,511	1,793,336

Wolrad Claudy	879,867 (4)	—	—	916,427	1,796,294

Ronald J. de Lange	1,178,000	7,914	—	995,628	2,181,542

Stuart H. Kupinsky	790,500	23,825	—	789,347	1,603,672

(1)	Represents the cost of healthcare continuation coverage that we would pay during the severance period. Amounts reflect the cost of continuing coverage based on the coverage and premium rates in force on December 31, 2010.

(2)	Represents the value upon acceleration of SARs and stock options held as of December 31, 2010. Assumed market value of our Common Stock is based on the closing sales price of a share of our Common Stock of $11.91 on December 31, 2010, as reported on the Nasdaq Global Select Market.

(3)	Represents the value upon acceleration of RSUs and PRSUs held as of December 31, 2010. Assumed market value of our Common Stock is based on the closing sales price of a share of our Common Stock of $11.91 on December 31, 2010, as reported on the Nasdaq Global Select Market. PRSUs are assumed to have been earned at target values.

(4)	Mr. Claudy’s compensation is payable in euros, and this amount is based on an average euro to dollar exchange rate of 1.3271 for 2010.
          Conditions for Receiving Severance
          As a condition of receiving general or change in control severance benefits, an officer must sign a severance agreement that includes a release of claims he or she may have against us (including a covenant not to sue) and post-termination non-disclosure, non-compete, non-solicitation, non-disparagement and cooperation provisions. The non-disclosure provisions in the severance agreement do not terminate and are in addition to any confidentiality, proprietary rights or non-disclosure agreement that the executive had previously entered into with us. The post-termination non-compete and non-solicitation provisions extend until the earlier of (i) the end of the applicable severance period provided in the Severance Plan (described above) or (ii) such date as we may terminate our separation agreement with the executive officer for default. The non-disparagement provisions extend for two years following the effective date of the severance agreement. The cooperation provisions extend for five years following the effective date of the severance agreement and require the executive officer to cooperate fully and reasonably with us with respect to matters involving us or our directors, officers and employees acting in such capacities with regard to us.
          If we do not provide the severance agreement to the executive officer within 20 days following his or her termination date, we are deemed to have waived the requirement that the executive officer execute a severance agreement as a condition to receiving benefits under the Severance Plan. The severance agreement also provides that its provisions, including (in addition to other provisions set forth in the severance agreement) the non-compete, nonsolicitation and confidentiality provisions, may be waived only by a written document specifically identifying the agreement and signed by each party. In addition, if an executive officer breaches the terms of the severance agreement, we may pursue all available remedies at law and in equity.
Managing Director Agreement with Mr. Claudy
          In connection with Mr. Claudy’s appointment as Senior Vice President, Global Sales, our German subsidiary, Tekelec Germany GmbH (“Tekelec Germany”), and Mr. Claudy entered into a Managing Director Agreement effective May 2008. Under the agreement, Mr. Claudy currently receives an annual base salary of $258,785 and a car allowance of $2,556 per month. The agreement provides for Mr. Claudy to participate in sales commission plans which are to be adopted annually and for Mr. Claudy to be entitled to receive benefits under our Severance Plan. The agreement is for an indefinite term and provides that each of Tekelec Germany and Mr. Claudy is required to provide six months advance notice of termination; provided, however, that no such notice is required if Tekelec Germany terminates the agreement for cause. Cause is defined in the agreement to include repeated actions that are contrary to our instructions and the breach of Mr. Claudy’s duties to Tekelec Germany and its affiliates, including us. All dollar amounts in this paragraph are based on an average euro to dollar exchange rate of 1.3271 for 2010.
Equity Compensation Plan Information
          We currently maintain equity compensation plans that provide for the issuance of our Common Stock to our officers, employees and directors upon the exercise or vesting of stock options, SARs, RSUs and PRSUs. These plans are:
•	the Amended and Restated 1994 Stock Option Plan (the “1994 Plan”);

•	the 2003 Plan;

•	the Amended and Restated 2004 Equity Incentive Plan for New Employees (the “2004 Plan”);

•	the ESPP;

•	the Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”); and

•	certain stock option grants made under the equity plans of companies that we have acquired.
          Of these compensation plans, the 1994 Plan, the 2003 Plan, the ESPP and the Director Plan have been approved by our shareholders. Our shareholders did not approve the 2004 Plan or the grants relating to our former subsidiary. Although the 1994 Plan has expired and the 2004 Plan and the Director Plan were terminated in May 2008, certain options, RSUs and SARs granted under those plans remain outstanding.
          The following table summarizes information about outstanding options, SARs, RSUs, PRSUs and shares reserved for future issuance under the plans described above as of December 31, 2010:

				Number of shares
				remaining available for
	Number of shares to be		Weighted-average	future issuance under
	issued upon exercise of		exercise price of	equity compensation plans
	outstanding options,		outstanding options,	(excluding shares
	warrants and rights		warrants and rights(1)	reflected in column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by shareholders	4,357,504	(2)	$19.27	4,255,319 (3)

Equity compensation plans not approved by shareholders	1,271,361	(4)(5)	14.86	--

Total Equity Compensation Plans	5,628,865		17.92	4,255,319

(1)	The weighted-average exercise price of outstanding options, warrants and rights does not take into account RSUs or PRSUs since they do not have an exercise price.

(2)	Consists of (i) 1,849,828 shares of our Common Stock issuable upon the exercise of stock options granted under the 1994 Plan or the 2003 Plan, (ii) 724,250 shares of our Common Stock issuable upon the vesting of RSUs granted or PRSUs eligible to be earned under the 2003 Plan, (iii) 724,250 shares of our Common Stock issuable upon the exercise of SARs (assuming that one share is required for each outstanding SAR) granted under the 2003 Plan, and (iv) 135,770 shares of our Common Stock issuable upon the exercise of stock options granted under our former Director Plan.

(3)	Consists of 3,698,253 shares of our Common Stock reserved for future issuance under the 2003 Plan and 557,066 shares reserved for issuance under the ESPP. On August 1 of each year, the number of shares authorized under the ESPP automatically increases by the lesser of (i) 500,000 shares, (ii) a number of shares equal to 1% of our outstanding shares or (iii) an amount determined by the Board. During 2010, no shares were added to the ESPP.

(4)	Includes 1,196,548 shares of our Common Stock issuable upon the exercise of stock options and SARs (assuming that one share is required for each outstanding SAR) and 74,813 shares of our Common Stock issuable upon the vesting of RSUs, all granted under the 2004 Plan.

(5)	Includes 4,258 shares of our Common Stock issuable upon the exercise of stock options originally granted under the stock option plans of companies that we have acquired. We assumed these options in connection with the acquisitions of Taqua, Inc. and Camiant, Inc., after giving effect to applicable exchange ratios. No additional options may be granted under the Taqua or Camiant stock option plans.
     2004 Plan
          Our Board adopted the 2004 Plan in July 2004, and we initially authorized 1,000,000 shares for issuance under the 2004 Plan. Subsequently, the Board amended the 2004 Plan in each of 2004, 2005 and 2006 to increase the number of shares authorized for issuance under the 2004 Plan by a total of 7,000,000 shares. Accordingly, a total of 8,000,000 shares of our Common Stock was authorized and reserved for issuance under the 2004 Plan. Neither the 2004 Plan nor the amended 2004 Plan was approved by shareholders based on the exception to the shareholder approval requirements of Nasdaq provided in Nasdaq Listing Rule 5635(c)(4).
          Under the 2004 Plan, we were authorized to grant nonstatutory stock options, SARs, RSUs, PRSUs and RSAs to new employees of ours and our subsidiaries (including individuals who became employed by us and our subsidiaries as a result of business acquisitions) as an inducement to entering into employment with us. Our Compensation Committee administered the 2004 Plan.
          The exercise price of stock options and the grant price of SARs granted under the 2004 Plan could not be less than the closing sales price of our Common Stock on the date of grant as reported on the Nasdaq Global Select Market. Stock options and SARs granted under the 2004 Plan typically vest and become exercisable (i) in quarterly installments over four years or (ii) as to 25% of the shares subject to the options on the one-year anniversary of the date of grant and as to the remaining shares in 12 equal quarterly installments thereafter. Each installment of vested options typically remains exercisable for four years after the vesting date or six years after the grant date, subject to earlier termination under certain circumstances relating to termination of employment. RSUs granted under the 2004 Plan typically vest in annual and/or quarterly installments over four years following the date of grant.
          Effective upon approval of amendments to our 2003 Plan at our 2008 annual meeting of shareholders and because those amendments increased the number of authorized shares under the 2003 Plan, the 2004 Plan was terminated and the 16,814 shares then reserved for issuance under the 2004 Plan but not subject to outstanding awards were returned to the status of authorized but unreserved shares.
Compensation Committee Interlocks and Insider Participation
          During 2010, the Compensation Committee consisted of Ms. Mills (Chair), Messrs. Floyd, Buckly and Prabhu and (until May 14, 2010) our former director, Martin A. Kaplan. All individuals serving on the Compensation Committee during 2010 were independent directors. Mr. Prabhu ceased serving on the Compensation Committee on January 4, 2011 in order to serve as our interim President and Chief Executive Officer. No current member of the Compensation Committee is or was one of our current or former officers or employees (except Mr. Buckly who is a former officer) or was involved in any related person transaction during 2010. No interlocking relationships existed during 2010 between our Board or Compensation Committee and the board of directors or compensation committee of any other company.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          It is the policy and practice of our Board to review and assess information concerning transactions involving related persons. Related persons include our executive officers, directors and 5% shareholders (and their immediate family members). If the determination is made that a related person has a material interest in a transaction involving us, then the disinterested members of our Board would review and approve or ratify it, and we would disclose the transaction in accordance with SEC rules. If the related person is a member of our Board, or a family member of a director, then that director would not participate in any discussion involving the transaction at issue.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of our Common Stock, to file initial reports of ownership of our Common Stock and reports of changes in ownership with the SEC and Nasdaq. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) reports that they file.
          Based solely on our review of the copies of such reports furnished to us and written representations from our executive officers and directors, we believe that all reports required to be filed by these officers and directors in accordance with Section 16(a) were filed on a timely basis during and with respect to 2010, except that Mr. Rush failed to timely file a Form 4 covering one transaction.
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2011, and recommends that our shareholders vote for the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
Fees Paid to PricewaterhouseCoopers LLP
          The following is a summary of the fees we paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and December 31, 2009:

Fee Category	2010	2009
Audit Fees	$1,185,942	$1,184,767
Audit-Related Fees	250,071	—
Tax Fees	225,675	269,104
All Other Fees	6,850	6,060

Total Fees	$1,668,538	$1,459,931

          Audit Fees were for professional services rendered for the audit of our annual consolidated financial statements and the review of our consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory audits, filings and engagements.
          Audit Related Fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. For 2010, these services consisted of acquisition-related due diligence conducted by PricewaterhouseCoopers LLP.
          Tax Fees were for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice, and tax planning. For each of 2009 and 2010, these services consisted of federal and state income tax return preparation and review, Internal Revenue Service audit consulting, tax advice and tax planning.
          All Other Fees were for services other than the services reported above. For each of 2009 and 2010, these services consisted of continuing professional education and a research tool annual fee.
          All audit and non-audit services provided by our independent registered public accounting firm during 2010 and 2009 were approved by or on behalf of the Audit Committee.
Policy on Audit Committee Pre-Approval of Audit and Permissible
Non-Audit Services of Independent Registered Public Accounting Firm
          The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. In accordance with the Audit Committee’s Pre-Approval Policy, the Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve services to be performed by our independent registered public accounting firm. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with these pre-approvals and the fees for the services performed to date.
          The Audit Committee periodically reviews the audit and non-audit services performed by PricewaterhouseCoopers LLP, and the Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to us is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

PROPOSAL 3 – ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION
          As discussed in the Compensation Discussion and Analysis section in this proxy statement (“CD&A”), our executive compensation program is designed to attract and retain the executive talent essential to the achievement of our short-term and long-term business objectives. We believe that our compensation policies and procedures reward executive officers for both their performance and our company’s performance, and we believe such compensation policies and procedures create interests for our executive officers that are strongly aligned with the long-term interests of our shareholders.
          As required by Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with an advisory (nonbinding) vote on the compensation of our executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, is designed to give you as a shareholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:
          “Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Company’s proxy statement for the 2011 annual meeting of shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”
          When you cast your vote, we urge you to consider the description of our executive compensation program contained herein, including in the CD&A and the accompanying tables and narrative disclosure, as well as the following factors:
•	We generated earnings per share of $0.22, operating margins of 5% and operating cash flows of $22.6 million, but based on the performance targets established under our 2010 Bonus Plan and our 2010 PRSU awards, we did not make any payments to our named executive officers under our 2010 Bonus Plan, and the 2010 PRSU awards to our named executive officers did not become eligible for vesting.

•	We did not increase our named executive officers’ target bonus opportunities for 2010 from 2009, and we reduced their target bonus opportunities for 2011.

•	At the request of our interim President and Chief Executive Officer, we converted a significant portion of his annual salary into a discretionary bonus opportunity.

•	Compensation decisions for our Chief Executive Officer and other named executive officers are made by a committee of independent directors.

•	Base salaries of our named executive officers were near the median base salaries for similar executive officers at companies in our peer group and were not raised in 2009 or 2010.

•	A substantial portion of our executive officers’ compensation is in the form of equity, which aligns our executive officers’ interests with those of our shareholders and incentivizes our executive officers to create shareholder value.

•	We did not renew the gross-up feature in our Severance Plan.
          Because your vote is advisory, it will not be binding upon our Board, it will not overrule any decision by our Board and it will not create or imply any additional fiduciary duties on the Board or any member thereof. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4 – ADVISORY (NONBINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
          As discussed in Proposal No. 3 above, we are providing our shareholders an advisory (nonbinding) vote on the compensation of our executive officers. The advisory vote described in Proposal No. 3 above is referred to as a “Say-on-Pay” vote. In Proposal No. 4, we are providing our shareholders with a separate advisory (nonbinding) vote on how often (every one, two or three years) we will provide our shareholders with a Say-on-Pay vote in the future. Section 14A of the Securities Exchange of 1934 requires that we submit this proposal to our shareholders at least once every six years.
          You may cast your advisory vote on whether the shareholder vote on executive compensation will occur every one, two, or three years, or you may abstain from voting on the matter. Because your vote is advisory, it will not be binding upon the Board, it will not overrule any decision by the Board and it will not create or imply any additional fiduciary duties on the Board or any member thereof. However, we will take into account the outcome of the vote when considering matters to be submitted to shareholders in the future. In Proposal No. 4, you are not voting “for” or “against” any proposal or recommendation by our Board but, rather, are voting for the option (every one, two or three years) you believe is the most appropriate.
          Our Board recommends that shareholders vote in favor of holding our advisory vote on executive compensation every year. In making this recommendation, our Board considered the relevant merits of each of the three frequency alternatives. Our Board believes that holding the advisory vote every year will allow our shareholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” (AS OPPOSED TO TWO YEARS OR THREE YEARS) FOR THE FREQUENCY OF FUTURE SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION.
OTHER MATTERS
          We currently know of no matters to be submitted at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend.
BY ORDER OF THE BOARD OF DIRECTORS
Stuart H. Kupinsky
Corporate Secretary
Morrisville, North Carolina
April 6, 2011

TEKELEC

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com/tklc**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

+

1. Election of Directors:

5. Other Business.

B Non-Voting Items

Change of Address — Please print new address below.

1 U P X

+

01BEXC

. NNNNNNNNNNNN TEKELEC MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructio ns DESIGNATION (IF ANY) You can vote by n I ternet or telephone! ADD 1 Available 24 hours a day, 7 days a week! ADD 2 ADD 3 n I stead of mailing your proxy, you may choose one of t h e t w o voting methods outlined below o t vote your proxy. ADD 4 ADD 5 VALIDATION DETAILS ARE LOCATED BELOW I N THE TITLE BAR. ADD 6 Proxies submitted by the n I ternet or telephone must be received by 1:00 a.m., Eastern Time, on May 13, 2011. Vote by n I ternet • Log on o t h t e n I ternet and go o t www.investorvote.com/tklc • Follow h t e steps outlined on h t e secured website. Vote by telephone • Call o t ll r f ee 1-800-652-VOTE (8683) within h t e USA, US e t rritories & Canada any it me on a t o uch t o ne t e lephone. There is NO CHARGE t o you o f r h t e call. Using a black n i k pen, mark your votes with an X as shown n i X • Follow t h e in structions provided by t h e recorded message. h t is example. Please do not write outside h t e designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTIO N N I THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees li sted n i Proposal 1, FOR Proposals 2 and 3 and of 1 Year in Proposal 4. + 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Ronald W. Buckly 02 — Anthony Colaluca, Jr. 03 — Thomas J. Coleman 04 — Jean-Yves Courtois 05 — Hubert de Pesquidoux 06 — Carol G. Mills 07 — Krish A. Prabhu 08 — Michael P. Ressner For Against Abstain For Against Abstain 2. Ratification of Appointment of n I dependent Registered Public 3. Approval, on an advisory basis, of t h e compensation of h t e Accounting Firm o f r h t e year ending December 31, 2011. Company’s named executive officers. 1 Yr 2 Yrs 3 Yrs Abstain 4. Advisory vote on t h e f r equency of an advisory vote 5. Other Business. on compensation of named executive officers. B Non-Voting It ems Change of Address — Please print new address below. C Authorized Signatures — This sectio n must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, r t ustee, guardian, or custodian, please give f u ll it tle. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within h t e box. Signature 2 — Please keep signature within h t e box. C 1234567890 J N T MR A SAMPLE (THIS AREA I S SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND + MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 1 1 3 0 2 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01BEXC

TEKELEC 2011 Annual Meeting of Shareholders Frid ay, May 13, 2011 at 9:00 a.m. lo cal time Tekelec’s offices 5200 Paramount Parkway Morris ville , North Carolina 27560 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTIO N N I THE ENCLOSED ENVELOPE. 3 Proxy — Tekelec This Proxy is Solicited on Behalf of the Board of Directors of Tekelec 2011 Annual Meeting of Shareholders — May 13, 2011 5200 Paramount Parkway, Morris ville, North Carolina 27560 The undersigned shareholder of Tekelec, a Califo rnia corporation (the “Company”), hereby acknowledges receipt of h t e Notice of Annual Meeting of Sharehold ers and Proxy Statement, each dated April 6, 2011, and Annual Report t o Shareholders for t h e year ended December 31, 2010, and hereby appoints Krish A. Prabhu and Gregory S. Rush, and each of t h em, proxies and atto rneys-in-fact, with u f ll power o t each of substi tution, on behalf and in h t e name of t h e undersigned, o t represent h t e undersig ned at h t e Annual Meeting of Shareholders of h t e Company to be held on Friday, May 13, 2011, at 9:00 a.m., lo cal t i me, at t h e Company’s offic es lo cate d at 5200 Paramount Parkway, Morrisvil le, North Carolina 27560, and at any adjournment(s) or postponement(s) t h ereof, and t o vote all shares of Common Stock which the undersigned would be entitle d to vote, if t h en and t h ere personally present, on h t e matters set o f rth on h t e reverse. This Proxy will be voted as directed or, f i no contrary direction is in dicated, will be voted FOR the election as directors of all nominees il sted on the reverse side under Proposal 1, FOR Proposals 2 and 3, for “1 Year” in Proposal 4 and as the Proxies deem advisable on such other matters as may properly come before the Meeting.